Exhibit 10.6

LEASE

By and between

SHELTON PARROTT ASSOCIATES, L.L.C.,

as Landlord

and

CARA THERAPEUTICS, INC.,

as Tenant

EXHIBIT A	-	SKETCH OF PREMISES
EXHIBIT B	-	SCHEDULE OF BASE RENT
EXHIBIT C	-	FORM OF LETTER OF CREDIT
EXHIBIT D	-	TENANT IMPROVEMENTS
EXHIBIT D-1	-	APPROVED SPACE PLAN
EXHIBIT D-2	-	RULES AND REGULATIONS FOR DESIGN AND CONSTRUCTION OF TENANT WORK
EXHIBIT E	-	COMMENCEMENT DATE AGREEMENT
EXHIBIT F	-	SUBORDINATION, ATTORNMENT AND NONDISTURBANCE AGREEMENT
EXHIBIT G	-	PARKING PLAN

ARTICLE ILEASE

THIS LEASE is made and entered into as of September 18TH, 2006, , by and between SHELTON PARROTT ASSOCIATES, L.L.C., a Connecticut limited liability company, having principal offices at c/o Cambridge-Hanover, L.P, 65 Locust Avenue, New Canaan, Connecticut 06840 (“Landlord”) and CARA THERAPEUTICS, INC., a Delaware corporation, having an address at 765 Old Saw Mill River Road, Tarrytown, New York 10591 (“Tenant”).

W I T N E S S E T H:

ARTICLE 1. Basic Lease Information

The following terms are referred to in other provisions of the Lease. Each such reference shall incorporate the applicable Basic Lease Information. In the event of any conflict between the Basic Lease Information and the provisions of the Lease, the latter shall control.

“ADA” shall mean the Americans with Disabilities Act of 1990 and all similar present or future laws, together with all regulations promulgated pursuant thereto.

“Allocated Number of Parking Spaces” shall mean the integer of the product of 3 multiplied by a fraction, the numerator of which is the total Rentable Area of the Premises and the denominator of which is 1,000.

“Allocated Share” shall mean fifty-two and fifty-one hundredths percent (52.51%) of the Building. If the area of the Premises or the area of the Building is changed after the Date of this Lease, the Allocated Share shall be equitably adjusted.

“Alterations” shall mean any alteration, addition, or improvement in or on or to the Premises of any kind ox nature, including, but not limited to, Tenant Improvements.

“Annual Base Rent” and “Base Rent” shall mean the amounts set forth in the schedule attached as Exhibit B to this Lease and made a part of this Lease. On the first day of the Second Lease Year and each Lease Year thereafter, the Annual Base Rent in effect shall be increased by an amount equal to the product of (i) the Base Rent Annual Escalation Percentage multiplied by (ii) the Annual Base Rent in effect immediately before the increase, calculated on a square foot basis and without regard to any rental abatement, allowance or other concession granted by Landlord during such Lease year.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time.

“Base Operating Expenses” shall mean the Expenses (other than Real Estate Taxes) incurred during the calendar year 2007.

“Base Real Estate Taxes” shall mean Real Estate Taxes incurred during the calendar year 2007 (i.e. real estate taxes as determined in October, 2006, and payable in July, 2007, and January, 2008).

“Base Rent Annual Escalation Percentage” shall mean three percent (3%).

“Building” shall mean the building located at, and known as, One Parrott Drive, Shelton, Connecticut, known for real estate tax purposes as 1 Parrott Dr (Bank: 529; Id: 18.1-16).

“Building Project” shall mean the Building and all of the land known as One Parrott Drive, Shelton, Connecticut.

“Business Days” shall mean all days other than Saturdays, Sundays, or days on which banks in the State of Connecticut are permitted to be closed.

“Commencement Date” shall mean the earlier of (i) the date Tenant occupies the Premises for business operation and (ii) March 1, 2007. Promptly after the Commencement Date is ascertained, Landlord and Tenant shall execute the Commencement Date Agreement attached as Exhibit E.

“Common Areas” shall have the definition set forth in Article 12.

“Communication” shall mean any notice, demand, request, election, or other communication required or permitted to be given or made to or by any party to this Lease or otherwise given or made under or pursuant to this Lease (See Section 31.06).

“Date of Taking” shall have the definition set forth in Section 15.02.

“Effective Date of this Lease” shall mean the date first above written.

“Environmental Laws” shall mean all applicable environmental ordinances, rules, regulations, statutes, orders, and laws of all local, state, or federal agencies or bodies with jurisdiction over the Premises or the activities conducted on the Premises (See Article 13).

“Expenses” shall mean the total of all of the reasonable costs and expenses (but excluding charges separately paid, in full, by tenants of the Building or third parties) incurred or borne by Landlord with respect to the operation, maintenance, repair, and replacement of the Building Project and the services provided tenants in the Building Project, including, but not limited to, the costs and expenses incurred for and with respect to: security (subject to Section 22.06), water and sewer; HVAC maintenance and repair, repairs, maintenance, and alteration of Common Areas, roof membrane and other nonstructural components of the roof, and curtain wall of the Building; painting of non-tenant areas; repairs, maintenance, replacements, and improvements which are appropriate for the continued operation of the Building Project as a first class building;

exterior landscaping; fertilization and irrigation supply; parking area maintenance, supply, and replacement; all utilities serving the Building Project; depreciation on machinery and equipment used in the maintenance of the Building Project; fire, extended coverage, all risks, earthquake, change in condition, sprinkler apparatus, plate glass, rental guaranty or interruption, public liability and property damage, flood, and any other additional insurance customarily carried by owners of comparable buildings or required by any mortgagee of the Building Project; supplies; service and maintenance contracts for the Building Project; property management fees; and legal, accounting and administrative costs. Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this subsection with such persons or entities as Landlord shall deem appropriate, including persons or entities which are affiliated with Landlord.

Expenses shall exclude, or have deducted from them if so included:

(a) Cost of the Landlord Improvements as defined and described in Section 12.05;

(b) Costs incurred or a result of Landlord’s gross negligence or willful misconduct;

(c) Leasing commissions, rent concessions to tenants, and tenant improvements;

(d) Executive’s salaries above the grade of building manager;

(e) Expenditures for capital items, except (i) capital expenditures required by law (other than capital expenditures incurred by Landlord to correct any noncompliance of the Building with applicable statutes, laws, codes, ordinances, rules and regulations in effect on the Date of the Lease (and prior to Tenant’s occupancy) and any noncompliance of Landlord’s Improvements, as defined and described in Section 12.05 with applicable statutes, laws, codes, ordinances, rules and regulations in effect at the time of the installation of the Landlord Improvements), (ii) expenditures for capital equipment or any other capital expenditure, whether purchased, leased, or otherwise engaged, designed to result in savings or reductions (or avoid increases) in Expenses, then the costs are to be included within the definition of “Expenses” for the year in which the costs are incurred and subsequent years, if applicable, on a basis reasonably determined by Landlord to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Expenses are expected to equal Landlord’s cost for such capital equipment or capital expenditure with an interest factor equal to the Prime Rate but not in excess of the Maximum Rate, and (iii) expenditures for materials, tools, supplies, and equipment purchased by Landlord to enable Landlord to supply services which Landlord would otherwise have obtained from a third party, in any of which cases the cost of such capital improvements or expenditures shall be included in Expenses for the year in which the costs are incurred and subsequent years, amortized on a straight-line basis over the life of the asset for book purposes in accordance with generally accepted accounting principles, but in no event more than ten (10) years, with an interest factor equal to the Prime Rate in effect at the time of Landlord’s having incurred such expenditure, but in no event greater than the Maximum Rate;

(f) Painting, redecorating, or other work or service which Landlord performs or provided for any tenant or prospective tenant of the Building Project;

(g) Those costs incurred in negotiating or enforcing leases against tenants, including attorneys’ fees;

(h) Real Estate Taxes; and

(i) Those costs incurred by Landlord in correcting any violation of Environmental Laws for which Landlord is responsible to cure at its sole cost and expense pursuant to the provisions hereof.

If during any period covered by a statement of Expenses (including the Base Year), Landlord shall not furnish any particular item(s) of work, services, or utilities (which would constitute an Expense under this subsection) to portions of the Building Project (or shall not incur an Expense, including the management fee) due to the fact that such portions are not occupied or leased, or because such item of work, services, or utilities is not required or desired by the tenant of such portion of the Building Project, or such tenant is itself obtaining and providing such item of work, services, or utilities or is separately paying Landlord for same (and not pursuant to a provision in its lease substantially the same as this subsection), or for other such reasons, then, for the purpose of computing the Additional Rent payable under this Lease, the amount of the Expenses, for such item for such period, shall be increased by an amount equal to the additional operating and maintenance expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work, services, or utilities to such portion of the Building Project. All decisions regarding Expenses will be made in accordance with the good faith determination of Landlord applying sound equitable accounting and property management principles. Landlord shall have the right to allocate equitably any of the Expenses to particular tenants or classes of tenants of the Building Project to reflect Landlord’s good faith determination that measurably different amounts or types of services, work or benefits associated with Expenses are being provided to or conferred upon such tenants or class of tenants.

“Indemnified Parties” shall have the definition set forth in Article 19.

“Landlord Improvements” shall have the definition set forth in Section 12.05.

“Landlord’s Notice Address” shall mean Shelton Parrott Associates, L.L.C., c/o Cambridge Hanover, Inc., 65 Locust Avenue, New Canaan, Connecticut 06840, Attention: Jonathan Garrity, with a copy to Surish Sani, c/o Sani Corp., 3409 Queens Boulevard, Long Island City, New York 11101.

“Landlord’s Property” shall have the definition set forth in Section 12.05.

“Maximum Rate” shall mean the highest rate of interest permitted to be charged by applicable law.

“Non-Monetary Default” shall have the definition set forth in Section 9.01.

“Normal Business Hours” shall mean 8:00 a.m. to 6:00 p.m. Monday through Friday, legal holidays excluded.

“Parking Areas” shall mean the areas available for automobile parking in connection with the Building Project as more particularly described in Article 30.

“Parking Spaces” shall mean one hundred fifty-six (156) parking spaces in the Parking Areas (defined below).

“Premises” shall mean approximately 52,000 square feet on the ground floor of the Building (plus a 2% core factor for a total of 53,040 rentable sq. ft.). The Premises are depicted in the sketch attached hereto and made a part hereof as Exhibit A. No other space is demised by intention or omission.

“Prime Rate” shall mean the per annum interest rate as published in the Wall Street Journal from time to time as the “prime rate”.

“Procuring Broker” shall mean CB Richard Ellis (See Article 27).

“Real Estate Taxes” shall mean the total of all of the taxes, governmental charges, general assessments, special assessments, and any water, sewer, or other assessments, levied, assessed, or imposed at any time by any governmental authority with respect to any period during the Term which (i) are related to the ownership, operation, use, or maintenance of the Building Project or any portion of the Building Project, any personal property owned by Landlord with respect to the Building Project, or any alterations or improvements to the Building Project; or (ii) may become a lien on the Building Project, any personal property owned by Landlord with respect to the Building Project, or any improvements to the Building Project or any portion of the Building Project. If, due to a future change in the method of taxation or in the taxing authority, or for any other reason, a tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes, or in lieu of additions to or increases of said Real Estate Taxes, then such franchise tax or governmental imposition shall be deemed to be included within the definition of “Real Estate Taxes”. Except as set forth above, “Real Estate Taxes” shall not include any franchise, excise, income, estate, inheritance, gift or capital stock tax. As to special assessments which are payable over a period of time extending beyond the Term, only a pro rata portion of such special assessments, covering the portion of the Term which is unexpired at the time of the imposition of such assessment shall be included in “Real Estate Taxes”. If, by law, any assessment may be paid in installments, then, for the purposes of this Lease: (a) such assessment shall be deemed to have been payable in the maximum number of installments permitted by law; and (b) there shall be included in Real

Estate Taxes, for each year in which such installments may be paid, the installments of such assessments so becoming payable during such year, together with any interest payable on such assessments during such year. “Real Estate Taxes” shall also include all costs and expenses incurred by Landlord in connection with any action by Landlord to contest the amount of the assessment of the Building Project made with respect to Real Estate Taxes, including attorneys’ and appraisers’ fees.

“Reletting Expenses” shall mean all costs and expenses incurred by Landlord in connection with the reletting of the Premises following a default by Tenant, including, without limitation, the expenses of obtaining possession of the Premises, the costs of cleaning, renovation, repairs, decoration, and alteration of the Premises for a new tenant or tenants, all advertising and marketing expenses, all brokerage and legal fees, the costs of protecting or caring for the Premises while vacant, the costs of removing and storing any property located on the Premises, any increase in insurance premiums caused by the vacancy of the Premises, and any other out-of- pocket expenses incurred by Landlord including tenant inducements such as the cost of moving the new tenant or tenants and the cost of assuming any portion of the existing lease(s) of the new tenant(s) (See Section 9.03(c)).

“Rent” shall have the definition set forth in Section 4.02.

“Rent Commencement Date” shall mean the earlier of (i) sixty (60) days after the Commencement Date and (ii) May 1, 2007, provided that if (i) Landlord has delayed Tenant in completing the Tenant Improvements (a “Landlord Delay”), (ii) Tenant has not, using reasonable diligence, completed the Tenant Improvements by May 1, 2007, and (iii) Tenant has notified Landlord in writing within seven (7) days after such Landlord Delay has occurred with reasonable but adequate documentation of the extent and reason for such Landlord Delay, then the Rent Commencement Date shall be deferred by one (1) day for each day of such Landlord Delay.

“Rentable Area of the Premises” is stipulated to be 53,040 square feet.

“Security Deposit” shall mean the cash or letter of credit required to be deposited with Landlord to secure the payment and performance of Tenant’s obligations under this Lease (See Article 23).

“Security Deposit Amount” shall mean $2,170,000, as such amount may be increased or thereafter further increased or decreased from time to time as more particularly provided herein (see Article 23).

“Tenant Allowance” shall have the definition set forth in Exhibit D.

“Tenant Improvements” shall have the definition set forth in Exhibit D.

“Tenant’s Notice Address” shall mean 765 Old Saw Mill River Road, Tarrytown, New York 10591.

“Tenant’s Property” shall have the definition set forth in Article 29.

“Term” shall mean the period commencing on the Commencement Date and ending ten (10) years and two (2) months after the Commencement Date (the “Initial Term”), as extended or sooner terminated pursuant to the terms of this Lease (See Article 2).

ARTICLE 2. Term; Right of First Offer

Section 2.01 Tenant shall have and hold the Premises for the Term. The Term shall commence on the Commencement Date.

Section 2.02 [Intentionally deleted]

Section 2.03 This Lease shall be effective and binding upon the parties hereto as of the date of this Lease. Tenant shall observe and perform all of its obligations under this Lease from the Effective Date of this Lease except (i) its obligations relating to use and occupancy shall not begin until the Commencement Date and (ii) its obligations to pay Rent shall not begin until the Rent Commencement Date. Tenant shall have the right of access from and after the Effective Date for purposes of preparing the Premises for, and constructing and installing, the Tenant Improvements in accordance with and subject to the terms of this Lease including Exhibits D through D-2 hereof so long as such access and work is coordinated with Landlord and does not interfere with the construction and installation of the Landlord Improvements. Landlord and Tenant shall reasonably cooperate with each other in scheduling work with the objective that Landlord Improvements be completed by March 1, 2007 and Tenant Improvements be completed by May 1, 2007.

Section 2.04 Tenant is given and granted an option to renew the Term of this Lease for two (2) successive terms of five (5) years each (each a “Renewal Term”) on the same terms and conditions (other than Annual Base Rent shall be adjusted to an amount equal to the greater of (i) the “Fair Market Rent” as hereinafter determined and (ii) the amount of the Base Rent for the immediately preceding Lease Year, but only if Tenant is not in default under this Lease, either at the time of the exercise of the option or at the expiration of the Initial Term or Renewal Term, as applicable. To exercise its option, Tenant shall give Landlord a notice in writing not less than two hundred seventy (270) days prior to the end of the Initial Term or the then existing Renewal Term. The Initial Term and the Renewal Terms shall sometimes be referred to herein as the “Term”. The Landlord and Tenant shall attempt to agree upon the Fair Market Rent, but if the parties do not so agree, the Fair Market Rent shall be determined by a reputable real estate broker/agent (a “broker”) who has at least ten (10) years experience in leasing commercial industrial buildings in the Shelton, Connecticut area comparable to the Building and who is mutually acceptable to Landlord and Tenant. The broker’s fee shall be paid equally by Landlord and Tenant. If Landlord and Tenant do not agree as to one broker, Landlord and Tenant shall each select a broker, who will be paid by such party. These two brokers shall independently determine the Fair Market Rent. If the amounts thus arrived at by the two brokers do not vary by more than five percent (5%), the two amounts shall be averaged, and such average shall be deemed to be the Fair Market Rent. If, however, the amounts thus arrived at by the two brokers do vary by more than five percent (5%), the two brokers shall select a third broker, whose fee will be paid equally by Landlord and Tenant, and who shall independently determine the Fair Market Rent. If the amount thus determined by the third broker lies between the two amounts previously determined by the other two brokers, the Fair Market Rent shall be the amount determined by the third broker. If, however, the amount determined by the third broker does not lie between the two amounts previously determined by the other two brokers, the Fair Market Rent shall be the amount determined by one of the first two brokers that is closer to the amount determined by the third broker.

The renewal option shall be personal to Tenant and each Tenant Affiliate and Permitted Transferee (each hereinafter defined in Section 7.03) and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant or a Tenant Affiliate or Permitted Transferee nor shall the renewal option be assignable separate and apart from this Lease.

The Base Rent for each subsequent Lease Year in the Renewal Term shall increase by the Base Rent Annual Escalation Percentage. The commencement date and termination date of the Renewal Term and the Base Rent payable during the Renewal Term shall be acknowledged by Landlord and Tenant in a side letter agreement.

Section 2.05 Landlord does hereby grant Tenant during the entire Term of this Lease (but not prior to the Commencement Date), a continuing Right of First Offer to lease any contiguous space in the improvements comprising part of the Building Project which previously has been leased to other third party tenants and subsequently becomes available for leasing, such right to be governed by the following provisions:

(a) Tenant’s Right of First Offer shall apply only to space which initially has been leased by other tenants and is subsequently vacated or to be vacated by such tenant.

(b) Anything herein to the contrary notwithstanding, Tenant’s rights pursuant to this Section 2.05 shall in all respects be subject and subordinate to all rights of renewal and rights to expand contained in the leases to any tenants of such space.

(c) In the event that Landlord shall wish to offer for lease any space to which Tenant’s Right of First Offer applies, Landlord shall submit to Tenant an Offer Notice with respect to such space.

(d) The terms of the Right of First Offer shall include the following: (i) all, but not less than all, of the offered space must be leased, (ii) the offered space shall be leased in its “as-is” condition, (iii) the Tenant Allowance does not apply to the offered space; (iv) no Rent abatement or other concessions shall apply to the offered space, (v) the rental for the offered space shall be at the then current market rate for comparable space on comparable terms, and (vi) the term shall be for a minimum of five (5) years and subject to the renewal requirements specified in clause (f) below.

(e) Upon receipt of the Offer Notice, Tenant shall have ten (10) Business Days (time being of the essence) to notify Landlord that Tenant wishes to lease such space in accordance with the terms contained in such Offer Notice.

(f) If Tenant in any instance provides Landlord with the notice provided in clause (e) above, then within twenty (20) days after Tenant has so provided Landlord with such notice, Landlord and Tenant shall enter into an Addendum to this Lease which shall modify the terms of this Lease to include such new space as part of the Demised Premises on the terms and conditions contained in this Lease and in the Offer Notice, but in the event of any inconsistency between the terms of this Lease and those contained in the Offer Notice, the terms contained in the Offer Notice shall prevail with respect to such new space only. In addition, if the term in the Offer Notice for the Lease of such space shall extend beyond the current term of this Lease, as a condition of such acceptance, Tenant shall be required to exercise its right of renewal(s) hereunder, if any, and the term in the Offer Notice shall be adjusted, if necessary, so that the term of this Lease and the term in the Offer Notice shall be coterminous.

(g) In the event that Tenant shall fail pursuant to clause (e) above within such ten (10) day period to notify Landlord of Tenant’s intention to lease the space described in the Offer Notice, then Tenant shall be conclusively deemed to have declined to lease such space, but Tenant’s Right of First Offer shall again apply after such space has been leased and then becomes available for leasing.

ARTICLE 3. Purpose and Use

Section 3.01 Provided such use is in full compliance with all applicable laws, statutes, codes, ordinances, rules and regulations, including, without limitation, the local zoning ordinance, Tenant may use and occupy the Premises only for (i) operation of a cell and molecular biology facility related to drug discovery, chemical laboratory and small animal facility, and general, executive, and administrative offices in connection therewith and permitted uses incidental thereto, and (ii) general office purposes and permitted uses incidental thereto. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose.

ARTICLE 4. Rent

Section 4.01 Tenant shall pay to Landlord in lawful United States currency the Annual Base Rent. All Annual Base Rent shall be payable, in equal monthly installments, in advance, beginning on the Rent Commencement Date, and continuing on the first day of each and every calendar month thereafter during the Term. Should the Rent Commencement Date fall on a day other than the first day of the month, then Tenant shall pay Rent for the fractional month commencing on the Rent Commencement Date and ending on the last day of the month in which the Rent Commencement Date occurs on a per diem basis (calculated on the basis of a thirty-day month), payable upon occupancy of the Premises by Tenant. The Rent payment due under this Lease for any fractional month shall be calculated and paid on a per diem basis. All Rent, including, without limitation, Additional Rent, and other payments to Landlord under this Lease shall be paid to Landlord, without demand, setoff, or deduction whatsoever, except as specifically provided in this Lease, at Landlord’s Notice Address or at such other place as Landlord shall designate in writing to Tenant. Except to the extent otherwise provided herein, Tenant’s obligations to pay Rent and other amounts due under this Lease are covenants independent of the Landlord’s obligations under this Lease.

Section 4.02 All monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Annual Base Rent, shall be denominated as “Additional Rent”. Landlord shall have the same rights and remedies with respect to defaults in the payment of Additional Rent as set forth in this Lease with respect to payment of Annual Base Rent. The term “Rent” when used in this Lease shall be deemed to include Annual Base Rent and ail forms of Additional Rent.

ARTICLE 5. Expenses

Section 5.01 Tenant shall pay to Landlord, as Additional Rent, in accordance with the terms and provisions of this Article, Tenant’s Allocated Share of the Expenses which exceed the Base Operating Expenses (payable, in advance, in monthly installments).

Section 5.02

(a) Landlord shall reasonably estimate the Expenses which will be payable for each calendar year during the Term in advance and Tenant shall pay one-twelfth (1/12) of its Allocated Share of such Expenses which exceed Base Operating Expenses monthly in advance, together with the payment of Base Rent. Within one hundred twenty (120) days after the end of each calendar year, or as soon as possible, after such 120 day period, Landlord shall furnish Tenant a statement, in reasonable detail, of the actual Expenses for the year and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount actually owed by Tenant for its Allocated Share of Expenses for such year and Tenant shall receive reimbursement for any overpayments. Any payment adjustment owed by Tenant will be due forthwith. Any refund will be credited against Tenant’s monthly Additional Rent obligations or paid to Tenant if the Term has expired.

(b) Tenant waives and releases any and all objections or claims relating to Expenses for any calendar year unless, within one hundred eighty (180) days after Landlord provides Tenant with the annual statement of the actual Expenses for the calendar year, Tenant provides Landlord with written notice that it disputes the accuracy of the statement or its appropriateness, which notice shall specify the particular respects in which the statement is allegedly inaccurate or inappropriate. If Tenant shall dispute the statement then, pending the resolution of such dispute, Tenant shall pay the Additional Rent to Landlord in accordance with the disputed statement. Tenant, or its authorized agent, shall have the right, at its own cost and expense, within the one hundred eighty (180) day period after the date Landlord’s statement is delivered to Tenant, but not thereafter, to inspect and/or audit, (using an auditor other than a contingent fee auditor) Landlord’s detailed records for such calendar year with respect to Tenant’s Allocated Share of Expenses to insure that Landlord is complying with all Lease requirements. Within fifteen (15) Business Days of Tenant’s written notice to Landlord of its desire to review Landlord’s books and records, Landlord will make available to Tenant or Tenant’s representative at Landlord’s office where the records are kept, general ledger for the Building Project, and all escalation worksheets and their supporting documentation for the year being reviewed. Landlord shall cooperate with Tenant in making all pertinent records available to Tenant for inspection. Upon completion of the audit, Tenant’s auditor shall be required to deliver a copy of the audit promptly to both Landlord and Tenant. If Landlord and Tenant agree that such audit discloses that the amount paid by Tenant as Tenant’s Allocated Share of Expenses has been overstated then, repay such overpayment to Tenant (or credit same to the Additional Rent obligations) as set forth above and if such overstatement is more than five percent (5%), Landlord shall pay Tenant’s costs of audit. If Tenant believes that such audit establishes an overstatement and Landlord disagrees with that conclusion, the parties will meet and attempt, in good faith, to resolve the disagreement. If the parties are unable to reach agreement within thirty (30) days of the date Tenant’s audit results are delivered to both Landlord and Tenant, then, within ten (10) Business Days thereafter, the parties shall select a qualified CPA, that has not worked for either party, to act as an arbitrator. The CPA shall render his/her decision within thirty (30) days and the decision of the CPA shall be final and binding on the parties. If the parties are unable to agree on a CPA, the parties shall submit a request to the nearest Chapter of the American Arbitration Association for the designation of a CPA.

Section 5.03 In no event shall the Base Rent under this Lease be reduced by virtue of this Article.

Section 5.04 If the Rent Commencement Date is not January 1, then the Additional Rent due under this section for the first year of the Term shall be a proportionate share of the Additional Rent for the entire year, such proportionate share to be based upon the length of time that the Term will be in existence during such first year. Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default), whether such date is the date set forth in this Lease for the expiration of the Term or any prior or subsequent date, a proportionate share of the Expenses for the year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if not previously billed and paid. Such proportionate share shall be based upon the number of days that this Lease shall have been in existence during such year. Notwithstanding any expiration or sooner termination of this Lease, Landlord shall, as soon as reasonably practicable, compute the Additional Rent due from Tenant, as aforesaid, which computations shall either be based on that year’s actual figures or be an estimate based upon the most recent statements previously prepared by Landlord and furnished to Tenant under this section. If an estimate is used, then Landlord shall cause statements to be prepared on the basis of the year’s actual figures promptly after they are available, and within ten (10) days after such statement or statements Landlord and Tenant shall make appropriate adjustments of any estimated payments previously made.

Section 5.05 Subject to applicable statutes of limitation, any delay or failure of Landlord in billing for any Additional Rent under this section shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such Additional Rent. If any statement of Expenses should not be determined on a timely basis, Tenant shall continue to make payments at the rate in effect during the preceding period, and, promptly following such final determination by Landlord, there shall be an appropriate adjustment and payment by Tenant of all amounts on account of Expenses which would have been made if such Expenses had been timely determined. If any amount is owed Tenant pursuant to such final determination, then Tenant shall deduct such amount from Additional Rent next due hereunder following the month in which such final determination is made, provided, however, that if the Term shall have expired in due course (and not because of a default by Tenant) on the date when such final determination is made, then Landlord shall promptly pay to Tenant all such amounts which are then due and owing.

ARTICLE 6. Taxes

Section 6.01 (a) Tenant shall pay monthly to Landlord, as Additional Rent, any sales, use, or other tax (excluding State and/or Federal Income Tax) now or hereafter imposed by the United States of America, the State in which the Premises are located, or any political subdivision thereof, upon any form of Rents due under this Lease, or in substitution for any such Rents, notwithstanding the fact that the statute, ordinance, or enactment imposing the same may endeavor to impose the tax on Landlord.

(b) Tenant shall pay to Landlord, as Additional Rent, in accordance with the terms and provisions of this Article, Tenant’s Allocated Share of the Real Estate Taxes which exceed the Base Real Estate Taxes.

(c) Landlord shall notify Tenant of the amount of Tenant’s Allocated Share of the Real Estate Taxes which exceed the Base Real Estate Taxes payable for each calendar year during the Term in advance (or if the Real Estate Taxes have not been determined for the calendar year, Landlord shall provide a reasonable estimate of Tenant’s Allocated Share of the Real Estate Taxes which exceed the Base Real Estate Taxes and Tenant shall pay one-twelfth (1/12) of Tenant’s Allocated Share of such Real Estate Taxes which exceed the Base Real Estate Taxes monthly in advance, together with the payment of Base Rent. Within one hundred eighty (180) days after the end of each real estate tax year, or as soon as possible after such 180 day period, Landlord shall furnish Tenant a statement of the actual Real Estate Taxes for the year; and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount actually owed by Tenant for Real Estate Taxes for such year and Tenant shall receive reimbursement for any overpayments. Any payment adjustment owed by Tenant will be due forthwith. Any refund will be credited against Tenant’s monthly Rent obligations.

(d) Tenant waives and releases any and all objections or claims relating to Real Estate Taxes for any real estate tax year unless, within one hundred eighty (180) days after the end of the calendar year or, if Real Estate Tax payments are based on an estimate for a calendar year, within one hundred eighty (180) days after Landlord provides Tenant with the annual statement of the actual Real Estate Taxes for the real estate tax year, Tenant provides Landlord with written notice that it disputes the accuracy of the statement or its appropriateness, which notice shall specify the particular respects in which the statement is allegedly inaccurate or inappropriate. If Tenant shall dispute the statement then, pending the resolution of such dispute, Tenant shall pay the Additional Rent to Landlord in accordance with the disputed statement.

Section 6.02 Tenant shall pay before delinquency all personal property taxes and assessments and other taxes or charges which are levied or assessed on Tenant’s furniture, fixtures, trade fixtures, equipment, and other property located in the Premises and on additions and improvements to the Premises belonging to Tenant. In addition, Tenant shall pay any and all Real Estate Taxes and other ad valorem property taxes levied or assessed by any governmental authority against the leasehold interest of Tenant in the Premises.

Section 6.03 In no event shall the Base Rent under this Lease be reduced by virtue of this Article.

Section 6.04 If the Rent Commencement Date is not the first day of the real estate tax year, then the Additional Rent due under Section 6.01 for the first year of the Term shall be a proportionate share of the Additional Rent for the entire year, such proportionate share to be based upon the length of time that the Term will be in existence during such first real estate tax year. Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default), whether such date is the date set forth in this Lease for the expiration of the Term or any prior or subsequent date, a proportionate share of the Real Estate Taxes for the real estate tax year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if not previously billed and paid. Such proportionate share shall be based upon the number of days that this Lease shall have been in existence during such year. Notwithstanding any expiration or sooner termination of this Lease, Landlord shall, as soon as reasonably practicable, compute the Additional Rent due from Tenant, as aforesaid, which computations shall either be based on that year’s actual figures or be an estimate based upon the most recent statements previously prepared by Landlord and furnished to Tenant under this Article. If an estimate is used, then Landlord shall cause statements to be prepared on the basis of the real estate tax year’s actual figures promptly after they are available, and within ten (10) days after such statement or statements Landlord and Tenant shall make appropriate adjustments of any estimated payments previously made.

Section 6.05 Any delay or failure of Landlord in billing for any Additional Rent under this Article shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such Additional Rent. If any statement of Real Estate Taxes should not be determined on a timely basis, Tenant shall continue to make payments at the rate in effect during the preceding period, and, promptly following such final determination by Landlord, there shall be an appropriate adjustment and payment by Tenant of all amounts on account of Real Estate

Taxes which would have been made if such Real Estate Taxes had been timely determined. If any amount is owed Tenant pursuant to such final determination, then Tenant shall deduct such amount from Additional Rent next due hereunder following the month in which such final determination is made, provided, however, that if the Term shall have expired in due course (and not because of a default by Tenant) on the date when such final determination is made, then Landlord shall promptly pay to Tenant all such amounts which are then due and owing.

Section 6.06 Tenant may, at its sole cost and expense, contest any Real Estate Taxes by appropriate proceedings diligently conducted in good faith. Upon the written request of Tenant, Landlord will cooperate with and join with Tenant in such a proceeding, including allowing Tenant to bring such contest in the name of Landlord. Landlord shall pay to Tenant, upon receipt by Landlord, Tenant’s share of any refund ultimately obtained from the taxing authorities. Tenant agrees to pay to Landlord, upon demand, any increase in Real Estate Taxes resulting from such contest. Tenant hereby indemnifies and agrees to hold harmless Landlord from and against any cost, damage or expense (including reasonable attorney’s fees) in connection with any such proceedings.

ARTICLE 7. Assignment or Subletting

Section 7.01 Except as provided in Section 7.03, Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet all or any part of the Premises without first obtaining the written consent of Landlord, provided that Landlord does not unreasonably withhold its consent. Landlord will be deemed reasonable in withholding its consent based on any of the following factors: (i) the financial condition of the proposed assignee or subtenant is not consistent with Landlord’s then current, but reasonable, underwriting standards for tenants of the Building Project; (ii) the proposed assignee’s or subtenant’s use is not in keeping with the quality of the Building Project; (iii) the proposed assignee or subtenant has a poor business reputation; (iv) the proposed assignee or subtenant is an existing tenant in any other space in the Building or has, within the last one hundred twenty (120) days, had discussions with Landlord with respect to other space in the Building; or (v) Tenant is in default under any of the provisions of this Lease. If Tenant desires to assign or sublease, Tenant must provide ten (10) Business Days’ prior written notice to Landlord describing the proposed transaction in reasonable detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to let Landlord evaluate the proposed transaction. Landlord shall notify Tenant within said ten (10) Business Days of its receipt of such notice whether Landlord elects to exercise its recapture right under Section 7.12, and, if not, whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such ten (10) Business Day period, Tenant shall give Landlord a second written notice clearly marked “Second Notice” requesting Landlord’s consent within five (5) Business Days, whereupon Landlord’s nonresponse within said five (5) Business Days will be deemed a consent. One consent shall not be the basis for any further consent. The foregoing notwithstanding, Landlord shall have no recapture rights for subleases which, along with other then existing subleases, constitute less than thirty percent (30%) of the Premises, nor for any subleases or assignments for which Landlord has no consent rights pursuant to Section 7.03.

Section 7.02 [Reserved].

Section 7.03 Notwithstanding the foregoing, Tenant may assign this Lease, or sublease part or all of the Premises, without Landlord’s prior consent, to: (i) any corporation, limited liability company, partnership or other legal entity that controls, is controlled by, or is under common control with, Tenant (each a “Tenant Affiliate”) at the Effective Date of this Lease; or (ii) any corporation, limited liability company, or other legal entity resulting from the merger or consolidation with Tenant or to any entity that acquires all or substantially all of Tenant’s assets as a going concern of the business that is being conducted on the Premises (“Permitted Transferee”); provided however, the assignor in either clause (i) or (ii) above, remains liable under the Lease as a principal (and not as a surety) and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, has a net worth at least equal to the net worth of Tenant on the Commencement Date, maintain the Security Deposit required herein, and continues the same Permitted Use as provided under Article 3.

Section 7.04 Landlord must be given at least ten (10) days prior written notice of every assignment or subletting, which may be made without Landlord’s prior consent, and failure to do so shall constitute a default hereunder.

Section 7.05 Except as otherwise expressly provided herein, this Lease shall not be assignable by operation of any law. Acceptance of Rent by Landlord after any non-permitted assignment or sublease shall not constitute approval thereof by Landlord.

Section 7.06 Any assignment or sublease for which Landlord’s consent is required shall not include the right to exercise any options to renew the Term, expand the Premises, cancel the Lease, or similar options, unless specifically provided for in the consent.

Section 7.07 No assignment or sublease shall release Tenant of any of its obligations under this Lease.

Section 7.08 If the Premises (or any portion) is sublet and Tenant defaults under its obligations to Landlord which is not cured within any applicable grace or cure period, then Landlord is authorized, at its option, to collect all sublease rents directly from the subtenant.

Section 7.09 If Tenant assigns this Lease or subleases all or part of the Premises (other than pursuant to Section 7.03 hereof), Tenant shall pay to Landlord (promptly following receipt) fifty percent (50%) of (i) the amount by which all sublease rental and other payments received by Tenant from any subtenant with respect to the Premises, less any reasonable costs incurred by Tenant in obtaining such sublease such as, without limitation, legal, advertising, consulting, brokerage and other leasing and renovation costs, exceeds the total of the rental or other amounts payable by Tenant pursuant to this Lease for the portion of the Premises subleased, with the rental or other amounts payable by Tenant for the Premises allocated on the basis of square footage and (ii) the amount of any consideration with respect to the Premises received by Tenant from an assignment. The provisions of this Section shall apply regardless of whether or not such assignment, subleasing or occupation is made in compliance with the terms of this Lease. Any payments made to Landlord pursuant to these provisions, or Landlord’s acceptance or endorsement thereof, shall not constitute a consent to any assignment, subleasing or occupation or cure any default under this Lease.

Section 7.10 Tenant shall reimburse Landlord for all third party, out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees, architects fees and engineering fees) incurred by Landlord in connection with any assignment or sublease transaction for which consent is required unless Landlord elects to recapture the space.

Section 7.11 Any unauthorized assignment or sublease shall constitute a default under the terms of this Lease.

Section 7.12 Tenant’s request for Landlord’s consent to the assignment of this Lease shall constitute an offer to Landlord to recapture the Premises, to be exercised within thirty (30) days following receipt by Landlord of such request. If Landlord exercises its option to recapture, Tenant shall execute an assignment of the Lease to Landlord in the form and substance acceptable to Landlord. If Landlord exercises its right to recapture the Premises, Tenant shall be released of all further liability accruing under this Lease after the date of recapture, except for any obligations which survive the expiration or earlier termination of this Lease and accrue after the recapture date.

ARTICLE 8. Tenant’s Compliance; Insurance Requirements

Section 8.01 Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s Property Manager, and Tenant, Commercial General Liability Insurance (ISO CGL Form CG0001 or its equivalent) with a combined single limit, each Occurrence and General Aggregate-per location of at least Two Million Dollars ($2,000,000.00), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant’s use of the Premises, and which shall insure the indemnity provisions contained in this Lease. Not more frequently than once every three (3) years, Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient.

Section 8.02 Tenant shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value and with coinsurance waived. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and fixtures, and any Non-Standard Improvements to the Premises. Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the Tenant’s Property, regardless of the cause of the loss or damage.

Section 8.03 Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. All such policies shall be non-assessable and shall contain language to the extent obtainable that: (i) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance; (ii) that the policies are primary and non-contributing with any insurance that Landlord may carry; and (iii) that the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days’ prior notice to Landlord. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may (after notice to Tenant and five (5) days to cure) obtain such coverage and the cost of such coverage shall be Additional Rent payable by Tenant upon demand.

Section 8.04 Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VI in the most current Best’s Insurance Reports available on the Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) name Landlord and current or future Mortgagee as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance notice is given to Landlord; (iv) be primary policies; (v) provide that any loss shall be payable notwithstanding any gross negligence of Landlord or Tenant which might result in a forfeiture thereunder of such insurance or the amount of proceeds payable; (vi) have no deductible exceeding Ten Thousand Dollars ($10,000.00), unless approved in writing by Landlord; and (vii) be maintained during the entire Term and any extension terms.

Section 8.05 Landlord shall keep the Building, including the improvements (but excluding Tenant’s Property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building and shall maintain Commercial General Liability Insurance with respect to the Building Project with a combined single limit, each Occurrence and General Aggregate of at least Two Million Dollars ($2,000,000), which policy shall insure against liability of Landlord for Landlord’s negligence in connection with the Building Project and shall insure the indemnity provisions contained in this Lease.

Section 8.06 Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, members, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any Property, General Liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation.

ARTICLE 9. Default

Section 9.01 If (i) Tenant defaults in the payment of Base Rent, any Additional Rent, or any other sums payable by it under this Lease when due (a “Monetary Default”); or (ii) Tenant shall default in the performance of any other covenant or agreement of this Lease or any rules and regulations attached to this Lease or promulgated by Landlord pursuant to this Lease (a “Non-Monetary Default”); or (iii) Tenant or any Guarantor or surety for Tenant’s obligations under this Lease shall become bankrupt or insolvent or make a general assignment for the benefit of creditors or take the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant or any such Guarantor or surety and such proceedings taken against Tenant or any such Guarantor shall not have been vacated or set aside within sixty (60) days from the date of filing; or (iv) a receiver or trustee in bankruptcy be appointed for the Tenant’s property and such appointment be not vacated and set aside within sixty (60) days from the date of such appointment; or (v) the leasehold estate granted to Tenant by this Lease shall be taken on execution or other process of law or equity in any action against Tenant; then Tenant shall be in default under this Lease.

Section 9.02 Notwithstanding anything contained in this Lease to the contrary, Tenant shall have a period of five (5) Business Days after written notice from Landlord to cure a Monetary Default and a period of thirty (30) days after written notice from Landlord to cure a Non-Monetary Default; provided, however, Tenant will not be entitled to more than two (2) notices in any twelve (12) consecutive month period for any Monetary Default in any regularly scheduled payment under, or any Non-Monetary Default of the same provision of, this Lease and the third default within such twelve (12) month period will not be subject to cure as aforesaid. In addition, provided that Landlord or the Building Project is not otherwise jeopardized, the grace period for a Non-Monetary Default shall be extended if the default is of a nature that it cannot, with due diligence, be completely cured within the thirty (30) day period solely as a result of non-financial circumstances outside of Tenant’s control, provided that Tenant has promptly commenced all appropriate actions to cure the default and such actions are thereafter diligently and continuously pursued by Tenant in good faith. In no event, however, shall the grace period exceed a total of one hundred eighty (180) days. If the Monetary or Non-Monetary Default is not cured prior to the expiration of the applicable grace period, then Landlord may pursue any or all of its remedies.

Section 9.03 In the event of a default by Tenant, after the expiration of any applicable grace period, in addition to any and all other remedies available to Landlord at law or in equity, Landlord may:

(a) Terminate this Lease and any right of renewal and retake possession of the Premises;

(b) Enter the Premises and relet the same or any part of the Premises in the name of Landlord, or otherwise, as Tenant’s agent, for a term shorter or longer than the balance of the Term, and may grant concessions or free Rent in connection therewith, thereby terminating Tenant’s right to possess the Premises, without terminating Tenant’s obligations to pay (a) the entire balance of all forms of Base Rent and Additional Rent for the remainder of the Term, plus (b) the Reletting Expenses. Landlord agrees that, subject to the provisions of Section 9.05, it will use reasonable efforts to relet the Premises, but its failure to do so, or failure to collect Rent on reletting, shall not affect Tenant’s liability under this Lease. Landlord shall not, in any event, be required to pay Tenant any surplus of any sums received by Landlord on a reletting of the Premises in excess of the Rent provided in this Lease. Any entry or re-entry by Landlord, whether had or taken under summary proceedings or otherwise, shall not absolve or discharge Tenant from liability under this Lease. “Re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease or to accept a surrender of the Premises unless a written notice of such intention is given to Tenant. Notwithstanding any such re-letting without termination, Landlord may at all times thereafter elect to terminate this Lease for such previous default;

(c) Stand by and do nothing, and hold Tenant liable for all Base Rent and Additional Rent payable under this Lease through the remainder of the Term;

(d) Obtain injunctive and declaratory relief, temporary or permanent, or both, against Tenant or any acts, conduct, or omissions of Tenant, and further to obtain specific performance of any term, covenant, or condition of this Lease;

(e) After regaining possession of the Premises, remove all or any part of Tenant’s property from the Premises and any property removed may be stored at the cost of, and for the account of, Tenant, and Landlord shall not be responsible for the care or safekeeping of such property whether in transport, storage, or otherwise, and Tenant waives any and all claims against Landlord for loss, destruction, damage, or injury which may be occasioned by any of the aforesaid acts. Landlord may retain possession of such property until all storage charges and all other amounts owed by Tenant to Landlord under this Default section have been paid in full. Nothing set forth in this subsection shall limit Landlord’s rights to enforce any rights in favor of Landlord against any such property of Tenant; and

(f) If all or any part of the Premises is then assigned, sublet, transferred, or occupied by someone other than Tenant, Landlord, at its option, may collect directly from the assignee, subtenant, transferee, or occupant all Rent becoming due to Tenant by reason of the assignment, sublease, transfer, or occupancy. Any collection directly by Landlord from the assignee, subtenant, transferee, or occupant shall not be construed to constitute a novation or a release of Tenant from the further performance of its obligations under this Lease.

Section 9.04 If Landlord exercises the remedies provided in Section 9.03(b) and Section 9.03(c), Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Term to be forthwith due and payable and may collect by distress or otherwise an amount equal to the then present value of (a) such Rents minus (b) the aggregate reasonable rental value of the Premises for the same period (calculated using a discount equal to the yield then obtainable from the United States Treasury Bill or Note with a maturity date closest to the date of expiration of the Term) plus (c) the costs of recovering the Premises and all other expenses incurred by Landlord due to Tenant’s default including, without limitation, costs of alterations and remodeling, commissions, and reasonable attorney’s fees, plus (d) the Unpaid Rent earned as of the date of termination, plus interest. The accelerated Additional Rent for Expenses shall be calculated by multiplying the highest Additional Rent amount for Expenses payable by Tenant in any calendar year times the number of calendar years (including any fractional calendar year) remaining in the Term following the date of default. If Landlord exercises the remedy provided in Section 9.03 and collects from Tenant all forms of Rent owed for the remainder of the Term.

Section 9.05 In determining whether Landlord has used reasonable efforts to relet the Premises, or any part thereof, the following shall apply:

(a) Landlord reserves the right to lease any other comparable space available in the Building, or in other buildings or projects located within one (1) mile of the Project, owned, operated, or managed by Landlord or its Affiliates, prior to offering the Premises, or any part thereof, for lease;

(b) Landlord reserves the right to refuse to lease the Premises, or any part thereof, to any prospective new tenant which: (1) is a Tenant Affiliate, (2) is not acceptable to Landlord’s lenders, (3) requires material improvements beyond new carpet and new paint to the Premises, (4) is unwilling to accept lease terms then proposed by Landlord, including: (A) leasing for a shorter or longer term than remains under this Lease, (B) re-configuring or combining the Premises with other space, and/or (C) taking all or only part of the Premises; (5) in the good faith business judgment of Landlord, is of a character that is not in keeping with the standards of Landlord for the Building Project, or which proposes to use the Premises for a use that is not appropriate for or compatible with the Building Project; (6) has a negative reputation in the business or legal community or as to which Landlord has a good faith business reason for not having such proposed new tenant as an occupant of the Building Project (e.g., a prior negative relationship between Landlord and such proposed new tenant); (7) does not have the financial strength and/or creditworthiness, in Landlord’s good faith business judgment, sufficient to satisfy and perform Tenant’s obligations under this Lease; or (8) in any other way does not meet Landlord’s standards and criteria for leasing other comparable space in the Building.

(c) Landlord reserves the right to refuse to lease the Premises, or any part thereof, to any prospective new tenant for any of the reasons set forth in Section 7.01, above, pertaining to assignment and/or subletting.

(d) Without limiting the generality of the efforts of Landlord that constitute “reasonable efforts” to relet, Landlord shall be presumed to have used reasonable efforts under the circumstances if it does not accept a prospective tenant for any of the reasons set forth in subparagraphs (b) or (c) above, in Landlord’s good faith business judgment.

In any proceedings to enforce Tenant’s obligations, Landlord shall be presumed to have used reasonable efforts to relet the Premises, and Tenant shall bear the burden of proof to establish that such reasonable efforts were not used.

Section 9.06 Should Tenant default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed pursuant to this Lease, which is not cured within any applicable grace or cure period, Landlord may perform the obligations of Tenant, and if Landlord, in connection therewith, makes any expenditures or incurs any obligation for the payment of money, including, but not limited to, reasonable attorneys’ fees, such sums so paid or obligations incurred shall be deemed to be Additional Rent under this Lease and shall be paid by Tenant to Landlord within five (5) days of rendition of a bill or statement to Tenant therefor. If the Term shall have expired at the time of the making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages. This section shall survive the expiration or sooner termination of this Lease.

Section 9.07 Tenant consents that any legal action or proceeding arising out of or in any way connected with this Lease may be instituted or brought by Landlord or its agents in any court (federal or state) located in Fairfield County, Connecticut, and submits to the jurisdiction of such court in any such legal action or proceeding. In addition, Tenant waives any objection that Tenant may now or hereafter have to the laying of venue of any action or proceeding in such courts, and farther waives the right to plead or claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.08 The remedies provided in this Lease or presently or hereafter existing at law or in equity shall be cumulative and concurrent, and may be exercised as often as occasion therefor shall occur. No single or partial exercise by Landlord of any remedy shall preclude any other or further exercise of such remedy or of any other remedy.

Section 9.09

(a) Tenant acknowledges that the Rights of First Offer, or the option to renew the Term, and any other similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, if a Monetary Default occurs with respect to any regularly scheduled payment under, or a Non-Monetary Default occurs with respect to the same provision of, this Lease on three (3) or more occasions during any twelve (12) month period for which Tenant has received notice pursuant to Section 9.02, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be deemed canceled and of no further force and effect.

(b) Should Tenant default in the payment of Base Rent, Additional Rent, or any other sums payable by Tenant under this Lease on two (2) or more occasions during any twelve (12) month period, regardless of whether any such default is cured, then, in addition to all other remedies otherwise available to Landlord, Tenant shall, within ten (10) days after demand by Landlord, post a security deposit in, or increase the existing Security Deposit by, a sum equal to three (3) months’ installments of Base Rent. Any security deposit posted pursuant to the foregoing sentence shall be governed by the Security Deposit section of this Lease.

(c) If a Monetary Default occurs with respect to any regularly scheduled payment under, or if any Non-Monetary Default occurs with respect to the same provision of, this Lease on two (2) or more occasions during any twelve (12) month period for which Tenant has received notice pursuant to Section 9.02, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease with respect to the same default by Tenant shall not apply.

Section 9.10 If any payment due Landlord under this Lease shall not be paid within five (5) days of the date when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of: (i) five (5%) percent of the past due payment; and (ii) Two Hundred Fifty and 00/100 ($250.00) Dollars.

Section 9.11 All overdue installments of Base Rent and Additional Rent shall bear interest at the lesser of: (i) the Prime Rate in effect as of the date when the installment was due, plus 500 basis points; or (ii) the Maximum Rate, accruing from the date the obligation arose through the date payment is actually received by Landlord, Interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

Section 9.12 Landlord shall be in default under this Lease if Landlord has not commenced and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant of the alleged failure to perform. Except as otherwise provided in this Lease, in the event of a default by Landlord, Tenant shall be entitled to any remedies available at law or in equity. Notwithstanding anything in this Lease to the contrary, Landlord shall never be liable to Tenant in the event of a default by Landlord or otherwise under any provision of this Lease for any loss of business or profits or other consequential damages or for punitive or special damages of any kind. None of Landlord’s officers, employees, agents, directors, shareholders, or partners shall ever have any personal liability to Tenant under or in connection with this Lease. Tenant shall look solely to Landlord’s estate and interest in the Building Project for the satisfaction of any right or remedy of Tenant under this Lease, or for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord, and no other property or assets of Landlord or its principals shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant’s rights or remedies under this Lease, the relationship of Landlord and Tenant under this Lease, Tenant’s use and occupancy of the Premises, or any other liability of Landlord to Tenant of whatever kind or nature. Except as specifically provided in this Lease, Tenant expressly, knowingly, and voluntarily waives any right, claim, or remedy otherwise available to Tenant to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise or inducement allegedly made on behalf of Landlord, whether in this Lease or elsewhere. No act or omission of Landlord or its agents shall constitute an actual or constructive eviction of Tenant unless Landlord shall have first received written notice of Tenant’s claim and shall have failed to cure it after having been afforded a reasonable time to do so, which in no event shall be less than thirty (30) days.

ARTICLE 10. Alterations

Section 10.01 Tenant shall make no alterations, installations, additions or improvements (“Alterations”) in or to the Premises without Landlord’s prior written consent, and then only by contractors approved by Landlord. Tenant shall ensure that its contractors maintain labor harmony in the Building. All contractors shall be required to comply with Landlord’s construction rules in effect from time to time. Alterations of a purely decorative nature, such as painting or wallpapering, and which do not require a building permit shall not require Landlord’s approval, but shall be required to comply with all other provisions of this Article 10. All Alterations shall be done at Tenant’s sole expense (subject to the Tenant Allowance for the initial Tenant Improvements) and at such times and in such manner as Landlord may from time to time designate (or as specifically provided for in Exhibit D for the initial Tenant Improvements) and in full compliance with all applicable statutes, laws, codes, ordinance, rules and regulations and with all governmental authorities having jurisdiction thereof. All Alterations made or affixed to the Building including the initial Tenant Improvements shall, if Landlord so elects, become the property of Landlord and remain upon, and be surrendered with the Premises at the termination of this Lease. Tenant shall remove Alterations including, without limitation, any initial Tenant Improvements designated by Landlord to be removed at Tenant’s sole expense and shall restore the Premises to the condition prior to the installation of such Alterations; provided, however, Tenant shall not be required to remove any Tenant Improvements unless they constitute Tenant Specialty Items (hereinafter defined in Article 29). Tenant shall correct or replace any installation that causes damage to or failure of any Building facility or service. In the event that Tenant fails to correct such installation, Landlord may make such correction and charge Tenant for the cost thereof. Any sums so expended by Landlord shall be deemed Additional Rent.

Section 10.02 Prior to commencing any Alterations, Tenant shall furnish to Landlord all of the following:

(a) Unconditional waivers of mechanics’ lien rights signed by all parties to perform any work or furnish materials in connection with any Alterations which waivers shall be filed by Landlord at Tenant’s expense; provided, however, if unconditional waivers of mechanics lien rights in advance are not possible or customary, mechanics lien waivers may be provided as the work progresses in a manner and on a schedule agreed upon by Landlord;

(b) Copies of all governmental permits and authorizations which may be required in connection with such work;

(c) A certificate evidencing that Tenant’s contractors have procured the insurance required by Article 8;

(d) If requested by Landlord, builder’s risk coverage in an amount equal to the cost of the Alterations; and

(e) Plans and specifications for such Alterations complying with applicable building code.

Section 10.03 Notwithstanding the provisions of Section 10.02, if any mechanics’ lien or attachment is filed against the Property for work claimed to have been done for, or materials claimed to have been furnished to Tenant, it shall be discharged by Tenant within ninety (90) days thereafter, at Tenant’s sole cost. If Tenant fails to discharge such mechanic’s lien or attachment within said ninety (90) day period, Landlord may, but is not obligated to do so, by payment without inquiring into the validity of said lien or attachment. All costs incurred by Landlord in discharging any such lien or attachment shall be deemed Additional Rent.

Section 10.04 Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific Alterations, addition, improvement or repair to the Premises or any part thereof. Nothing in this Lease or in any other document executed by Landlord shall be construed to constitute an acknowledgment that any work done or material provided by any contractor, subcontractor or materialman of Tenant was done or provided for the immediate use and benefit of Landlord.

ARTICLE 11. Access to Premises

Section 11.01 Landlord reserves the right to install, use, maintain, and repair pipes, ducts, and conduits in and through the Premises. Landlord and persons authorized by Landlord may enter the Premises at any time without notice to Tenant in the event of an emergency involving possible injury to property or persons in or around the Premises or the Building Project; provided, however, Landlord shall give Tenant such notice as shall be deemed by Landlord as practicable under the circumstances. Landlord and persons authorized by Landlord shall also have the right to enter the Premises at all reasonable times and upon reasonable advance written notice for the purposes of making inspections, repairs, replacements, and improvements which may be Landlord’s obligation under this Lease or which Landlord deems necessary for the safety, protection, or preservation of the Building Project or when such entry will facilitate repairs, alterations, or additions to the Building Project or any tenant’s premises. If reasonably necessary for the protection and safety of Tenant and its agents and employees, Landlord may temporarily close the Premises, or portions thereof, to perform repairs, alterations, or additions to the Building Project, so long as Landlord shall use reasonable efforts to perform all such work after Normal Business Hours.

Section 11.02 Landlord may exhibit the Premises to prospective purchasers or mortgagees of Landlord’s interest in the Premises or others with a legitimate purpose during Normal Business Hours after reasonable advance oral or written notice. During the last nine (9) months of the Term, Landlord or its agents may exhibit the Premises to prospective tenants during Normal Business Hours.

Section 11.03 Except in the event of emergency, all access to the Premises pursuant to this Article 11 shall be on not less than one (1) business day prior notice to Tenant. A representative of Tenant shall be permitted to accompany those persons entering any laboratory areas and such persons shall be required to wear appropriate safety glasses and/or coats, Landlord shall maintain the confidentiality of all operations and procedures which may be observed in the course of such access.

ARTICLE 12. Building Project and Common Areas

Section 12.01 Landlord shall make available within the Building Project such areas and facilities (the “Common Areas”) including, but not limited to, walkways, landscaped and planted areas, parking facilities, and loading docks as Landlord shall, acting in good faith, deem appropriate. Landlord shall operate, manage, equip, light, repair, and maintain the Common Areas for their intended purposes and for such purposes may incur expenses as Landlord shall, in its good faith determination applying sound accounting and property management principles, deem appropriate, all of which expenses shall be included within the definition of Expenses. Landlord may, at any time and from time to time, without the same constituting an actual or constructive eviction, and without otherwise incurring any liability to Tenant, increase, reduce, or change the number, type, size, location, elevation, nature, and use of any of the Common Areas, make improvements, alterations, or additions to the Building Project, remove or change the arrangement and/or location of entrances or passageways, corridors, elevators, stairs, public restrooms, or other public parts of the Building Project, and change the name or number by which the Building Project is known. Notwithstanding the foregoing, Tenant shall have access at all times to the loading docks comprising a part of the Common Areas subject to such reasonable rules and regulations as Landlord deems appropriate for security purposes, occupation and use thereof by other tenants of the Building Project, and such periods of time as such loading docks are unavailable for purposes of maintenance and repairs. Landlord may also temporarily close the other Common Areas to make repairs.

Section 12.02 As long as Tenant is entitled to possession of the Premises, Tenant shall have a non-exclusive right, in common with Landlord, the other tenants of the Building Project, and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas, subject to the terms of this Lease and such rules and regulations as Landlord may from time to time impose. The Common Areas shall at all times be subject to the exclusive control and management of Landlord. Landlord may grant third parties specific rights with respect to portions of the Common Areas and any such grant shall not be deemed an infringement on any rights granted to Tenant pursuant to this Lease or otherwise, so long as such rights granted to third parties do not unreasonably interfere with Tenant’s rights under this Lease.

Section 12.03 [Reserved]

Section 12.04 Tenant shall conform to the reasonable rules and regulations promulgated by Landlord regarding the use of the Building Project of which Tenant is given written notice. No failure of Landlord to enforce such rules and regulations against any other tenant shall be deemed a default by Landlord under this Lease, or excuse compliance with the rules and regulations by Tenant.

Section 12.05 Landlord covenants and agrees, at Landlord’s sole cost and expense to complete the following improvements (collectively, the “Landlord Improvements”) to the

Building Project: (i) new roof for the Premises, which roof shall meet the specifications for the existing roof for the remainder of the Building and shall have a warranty of not less than fifteen (15) years; (ii) new HVAC units for the Premises (Trane, or equivalent) with a 200 ton capacity, (iii) approximately sixteen (16) additional 6’ x 6’ punch out windows; (iv) gas and electric utility lines brought to Premises with submeter; and (v) new restroom facilities which comply with the Americans With Disabilities Act and the regulations and accessibility guidelines promulgated thereunder. The Landlord Improvements shall also be constructed in accordance with all applicable statutes, laws, codes, ordinances, rules and regulations (the new restroom facilities being based on Tenant’s occupancy so long as Tenant provides Landlord with the requisite information prior to Landlord’s design of same).

ARTICLE 13. Environmental Laws

Section 13.01 Tenant represents and warrants to Landlord that Tenant’s use of, and activities on, the Premises shall be conducted in compliance with all Environmental Laws. In the event any of Tenant’s activities require the use of “hazardous’ or “toxic” substances, as such terms are defined by any of the Environmental Laws, then Tenant represents and warrants to Landlord that Tenant has received all permits and approvals required under the Environmental Laws with respect to such toxic or hazardous substances. Tenant covenants and agrees to maintain the Premises in a “clean” condition during the Term, as extended or renewed. As used in this section, the term “clean” shall mean that the Premises are in complete compliance with the standards set forth under the Environmental Laws and any standards set forth in this Lease.

Section 13.02 In the event Tenant breaches any of its representations, warranties, or covenants and agreements contained in this section or fails to notify Landlord of the release of any hazardous or toxic substances from the Premises, then such breach or failure to notify shall be deemed a material default under this Lease and Landlord shall have all rights and remedies available to it, including, but not limited to, the right to terminate this Lease and the right to initiate a clean-up of the Premises, in which case Landlord shall be immediately reimbursed by Tenant for, and indemnified by Tenant from, any and all costs, expenses, losses, and liabilities incurred in connection with such clean-up (including all reasonable attorneys’ fees) by Landlord. In the alternative, Landlord may require Tenant to clean-up the Premises and to fully indemnify and hold Landlord harmless from any and all losses, liabilities, expenses (including but not limited to reasonable attorneys’ fees), and costs incurred by Landlord in connection with Tenant’s clean-up action. Notwithstanding anything herein, Tenant agrees to pay, and shall indemnify Landlord from and against, any and all losses, claims, liabilities, costs, and expenses (including reasonable attorneys’ fees) incurred by Landlord as a result of any breach by Tenant of this section, and as a result of any contamination of the Premises due to Tenant’s use of hazardous or toxic substances on the Premises.

Section 13.03 If Tenant’s operations require the ongoing use of hazardous or toxic substances, then Tenant shall retain copies of reports and any other monitoring information required by the Environmental Laws and make same available to Landlord for inspection and copying at Landlord’s request, and any failure by Tenant to do so shall be, at Landlord’s option, a default under this Lease. As used in this section, “Premises” shall mean and refer to the property which is the subject of this Lease as well as any portion of the Building Project owned by Landlord which may be damaged or contaminated by the release of any toxic or hazardous substance.

Section 13.04 Landlord represents and warrants that, to Landlord’s knowledge, without investigation, as of the date hereof, except as otherwise set forth in the environmental reports on the Building Project which have been provided to Tenant, there is no violation, and Landlord has not received any written notice of any violation, of any Environmental Laws by the Building Project. In addition, and notwithstanding anything to the contrary in this Section or any other provision of this Lease, Landlord shall be responsible for correcting, at its sole cost and expense (and without including same in Expenses), any violation by the Building Project, or any portion thereof, of Environmental Laws based on conditions existing on the date of this Lease; provided, however, Landlord shall be required to undertake such corrective action only if, and to the extent, corrective action is mandated by a governmental entity, agency, department, board, commission or instrumentality, or by a court of competent jurisdiction. Landlord agrees to pay and shall indemnify Tenant from and against any and all losses, claims, liabilities, costs and expenses (including reasonable attorneys fees) incurred by Tenant as a result of (i) any environmental condition of the Building Project on the date of this Lease and (ii) any breach by Landlord of the foregoing representations, warranties, covenants and agreements contained in this Section.

Section 13.05 This Article shall survive the expiration or sooner termination of this Lease.

ARTICLE 14. Destruction

Section 14.01 If: (i) the Building Project shall be so damaged that it will take more than one hundred eighty (180) days to repair same; or (ii) any mortgagee of the Building Project should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt; or (iii) the Premises shall be partially damaged by casualty during the last two (2) years of the Term, and the estimated cost of repair exceeds ten (10%) percent of the Base Rent then remaining to be paid by Tenant for the balance of the Term; Landlord may, within ninety (90) days after such casualty, give written notice to Tenant of Landlord’s election to cancel and terminate this Lease, and the balance of the Term shall automatically expire on the fifth (5th) day after such notice is delivered.

Section 14.02 If Landlord does not have the right to terminate this Lease pursuant to Section 14.01, or if Landlord has the right to terminate and does not elect to do so, Landlord shall commence and proceed with reasonable diligence to restore the Building Project and the Premises (including the initial Tenant Improvements) (provided that Landlord shall not be required to restore any unleased premises in the Building Project so long as the remainder of the Building Project is restored as a complete architectural unit) to substantially the same condition they were in immediately prior to the happening of the casualty. When repairs to the Premises which are Landlord’s obligation pursuant to this section, if any, have been completed by Landlord, Tenant shall complete the restoration or replacement of the Premises and all of

Tenant’s Property necessary to permit Tenant’s reoccupancy of the Premises, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant’s ability to pay such cost prior, and as a condition, to Landlord’s commencement of repair and restoration of any portion of the Premises. In the event the Premises are not substantially restored to a condition rendering same useable within two hundred seventy (270) days after such casualty, Tenant shall have the right to terminate this Lease.

Section 14.03 Notwithstanding Section 14.01 and Section 14.02: (i) Landlord shall have no duty to restore, rebuild, or replace any Alterations (except the initial Tenant Improvements) or Tenant’s Property; and (ii) Landlord’s obligations to repair, rebuild, or restore the Building Project or the Premises shall exist only to the extent that insurance proceeds are actually received by Landlord in connection with the casualty which gave rise to Landlord’s obligation to repair, rebuild, or restore.

Section 14.04 Rent shall abate in proportion to the portion of the Premises not useable by Tenant as a result of any casualty, as of the date on which the Premises becomes unusable. Landlord shall not be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant’s business resulting in any way from such damage or the repairs, Tenant’s sole remedy being the right to an abatement of Rent.

ARTICLE 15. Condemnation

Section 15.01 If during the Term all of the Premises are permanently taken for any public or quasi-public use under any statute or by right of eminent domain, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Premises (the “date of such taking”).

Section 15.02 If during the Term only part of the Building is taken or purchased as set provided in Section 16.01, then (i) if in the reasonable opinion of Landlord substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, whether or not the Premises are or may be affected, Landlord shall have the right to terminate this Lease by giving Tenant at least thirty (30) days written notice of such termination; and (ii) if more than one-third of the number of Square Feet in the Premises is included in such taking or purchase (or Tenant’s parking spaces are reduced by more than ten percent (10%)), Landlord and Tenant shall each have the right to terminate this Lease by giving the other at least thirty (30) days written notice thereof. If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than sixty (60) days after the date of such taking.

Section 15.03 On any such date of termination under Section 15.01 and Section 15.02, Tenant shall immediately surrender to Landlord the Premises and all interest therein under this Lease. Landlord may re-enter and take possession of the Premises and remove Tenant therefrom, and the Rent shall no longer accrue from the date of termination, except that if the date of such taking differs from the date of termination, Rent shall no longer accrue from the former date in respect of the portion taken. After such termination, and on notice from Landlord stating the Rent then owing, Tenant shall forthwith pay Landlord such Rent.

Section 15.04 If any portion of the Premises (but less than the whole thereof) is so taken and no rights of termination herein conferred are timely exercised, the Term shall expire with respect to the portion so taken on the date of such taking. In such event the Rent payable hereunder with respect to such portion so taken shall no longer accrue from such date, and the Rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by Landlord in order to account for the resulting reduction in the number of Square Feet in the Premises

Section 15.05 Upon any such taking or purchase, Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements subject to the rights of any mortgagee of Landlord’s interest in the Land or the Building as their respective interests may appear, and Tenant shall not have nor advance any claim against Landlord for the value of Tenant’s property or Tenant’s leasehold estate or the unexpired Term, or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of Tenant’s chattels or trade fixtures or attributable to Tenant’s relocation expenses provided that any such separate claim by Tenant shall not reduce or adversely affect the amount of Landlord’s award. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.

ARTICLE 16. Maintenance of Premises

Section 16.01 Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the structural portions of the Building (i.e., foundation, load bearing walls, exterior walls, and roof) and the Common Areas. Landlord also agrees to repair and maintain in good order and condition, ordinary wear and tear excepted, the HVAC Units comprising a part of the Landlord Improvements, 100% of the increase in the costs in excess of the costs incurred by Landlord during the calendar year 2007 of which shall be paid by Tenant. Notwithstanding the foregoing sentence, the aggregate amount required to be paid by Tenant in any one year for such maintenance and repair of the HVAC Units in excess of the payments made under any maintenance agreement (the “Maintenance Agreement Payments”) shall be Seven Thousand Five Hundred Dollars ($7,500.00) (the “HVAC Expense Cap”). Any amounts incurred in one year in excess of the HVAC Expense Cap shall be carried over to the next succeeding year or years until paid. In no event shall Tenant be required to pay more than the Maintenance Agreement Payments plus the HVAC Expense Cap in any one year for the HVAC maintenance and repairs. Tenant waives the provisions of any law, or any right Tenant may have under common law, permitting Tenant to make repairs at Landlord’s expense or to withhold Rent or terminate this Lease based on any alleged failure of Landlord to make repairs; provided, however, in the event Tenant obtains a judgment against Landlord for breach by Landlord of any of its obligations to make repairs and such judgment is not paid within thirty (30) days after entry, Tenant shall have the right to offset the amount of such judgment against Rent as it becomes due so long as such amount, together with all other amounts being offset against Rent under any provisions of this Lease shall not exceed twenty-five percent (25%) of the Base Rent due for such month. Any excess will carry over to future months, subject to the cap, until fully recovered.

Section 16.02 Except as provided in Section 16.01, Landlord shall have no maintenance obligation with respect to the Premises and no obligation to make any repairs, in, on, or to the Premises. Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management of the Premises including plumbing, electrical, mechanical and HVAC systems servicing the Premises (regardless of location), and all improvements, throughout the Term, except to the extent otherwise expressly set forth in Section 16.01. Tenant shall maintain the Premises (including, without limitation, all furniture, fixtures, equipment, and decorations) in good repair and in a clean, attractive, first-class condition. Without limiting the generality of foregoing, Tenant agrees to repair, replace, and maintain in good and operational order and condition the non-structural interior portions of the Premises, including interior doors, interior windows, plate and window glass, floor coverings, wall coverings, furniture, fixtures, equipment, and appliances and the electrical and mechanical systems not considered Building Project standard which have been installed for the exclusive use and benefit of Tenant such as electrical services for computers or similar items and security or telephone systems for the Premises. All replacements shall be of equal quality and class to the original items replaced. Tenant shall not commit or allow to be committed any waste on any portion of the Premises.

ARTICLE 17. Estoppel Certificates

From time to time, a party, upon not less than ten (10) Business Days’ prior written request from the other party, shall execute and deliver to the requesting party a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there shall have been any modification, that the same is in full force and effect as modified and stating the modification); (ii) the amount of any prepaid Rent or security deposit paid under this Lease; (iii) the dates to which the Rent and other charges have been paid; (iv) if Landlord is the requesting party, whether or not Tenant claims any defenses or offsets with respect to its obligations under this Lease and whether or not, to Tenant’s knowledge, Landlord is in default in the performance of any covenant, agreement, or condition contained in this Lease on its part to be performed, and, if so, specifying each such defense, offset, or default of which Tenant may have knowledge; and (v) such other matters as may be reasonably requested by such party or by institutional lenders and others in similar estoppel certificates. In addition, if requested, Tenant shall provide such financial information concerning Tenant and Tenant’s business operations and Guarantor as may be reasonably requested by any mortgagee or prospective mortgagee or purchaser of the Premises.

ARTICLE 18. Subordination/Nondisturbance

Section 18.01. This Lease is and shall be subject and subordinate to any ground, overriding, or underlying leases and the rights of the landlords under such leases and to all mortgages which may now or hereafter affect such leases or the Building Project, and to all renewals, modifications, consolidations, replacements, and extensions of such leases and mortgages. This section shall be self-operative and no further instrument of subordination shall be necessary. However, in confirmation of such subordination, Tenant shall execute promptly any certificate that Landlord may reasonably request. The failure of Tenant to execute any such certificate within ten (10) Business Days following written demand by Landlord shall constitute a material default under the terms of this Lease. If any ground or underlying lease is terminated, or any mortgage foreclosed, this Lease shall not terminate or be terminable by Tenant unless Tenant was specifically named in any termination or foreclosure judgment or final order. If any ground or underlying lease is terminated as aforesaid, or if the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution therefor, or if this Lease is terminated by termination of any lease or by foreclosure of any mortgage to which this Lease is or may be subordinate, then Tenant will, at the option to be exercised in writing by the landlord under any ground or underlying lease or such purchaser, assignee, or tenant, as the case may be (i) attorn to it and will perform for its benefit all the terms, covenants, and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if said landlord or such purchaser, assignee, or tenant were the landlord originally named in this Lease; or (ii) enter into a new lease with the landlord or the purchaser, assignee, or tenant for the remainder of the Term and otherwise on the same terms, conditions, and Rents as provided in this Lease.

Section 18.02. Landlord agrees to provide Tenant with a Non-Disturbance Agreement executed by the lessor under any ground, overriding, or underlying lease and any mortgagee or beneficiary of the deed of trust which is superior in title to this Lease whereby such lessor, mortgagee or beneficiary agrees not to disturb Tenant’s possession and quiet enjoyment of the Premises so long as Tenant is not in default under the terms of this Lease beyond any applicable grace or cure period. The Non-Disturbance Agreement shall be in form and substance reasonably acceptable to Tenant and such lessor, mortgagee or beneficiary, and the agreement attached as Exhibit F shall be deemed acceptable to Tenant.

ARTICLE 19. Indemnity

Section 19.01 Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, Tenant agrees as follows:

(a) Tenant shall indemnify and hold Landlord harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising out of or related to (i) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building or the condition, maintenance, repair, alteration, use, occupation or operation of the Premises; (ii) any breach or default by Tenant in the performance of any of its obligations under this Lease; or (iii) any act or omission of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant.

(b) If any such action is brought against Landlord, then Tenant, upon notice from Landlord, shall defend the same through counsel reasonably acceptable to Landlord. The provisions of this Section shall survive the termination of this Lease.

Section 19.02 [Reserved]

Section 19.03 Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, Landlord agrees as follows:

(a) Landlord shall indemnify and hold Tenant harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising out of or related to (i) any breach or default by Landlord in the performance of any of its obligations under this Lease; or (ii) the negligence or willful misconduct of Landlord, or any manager, member, agent, or employee of Landlord.

(b) If any such action is brought against Tenant, then Landlord, upon notice from Tenant, shall defend the same through counsel reasonably acceptable to Tenant. The provisions of this Section shall survive the termination of this Lease.

ARTICLE 20. Anti-Waiver

The failure of a party to insist upon the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No notice to or demand on a party shall of itself entitle such party to any other or further notice or demand in similar or other circumstances. No waiver shall be effective unless expressed in writing and signed by the waiving party. The receipt by Landlord of any Rent after default on the part of Tenant (whether such Rent is due before or after such default) shall not be deemed to operate as a waiver of the right of Landlord to enforce the payment of any other Rent reserved in this Lease which may be due and owing at such time, or otherwise, or to pursue any other remedies provided in this Lease or otherwise available to Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed pursuant to the terms of this Lease shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement of, or statement on, any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided under this Lease. No act of Landlord shall be deemed an acceptance of a surrender of the Premises and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The acceptance of the keys to the Premises by the Landlord from the Tenant prior to the termination of this Lease will not operate as a termination of the Lease or a surrender of the Premises unless done pursuant to a written agreement duly executed on behalf of Landlord and specifically evidencing an express intention by Landlord so to effect a termination or accept a surrender. It is the intention of the parties that this Section modify the common law rules of waiver and estoppel.

ARTICLE 21. No Representations by Landlord

Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Building Project or the Premises, the Rents, leases, expenses of operation, or any other matter affecting or relating to the Premises, except as expressly set forth in this Lease and no rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

ARTICLE 22. Services and Utilities

Section 22.01 Tenant shall arrange for and pay, when due, all costs and expenses incurred in connection with provision of utility services to the Premises, including, but not limited to electricity (the Building is served by a 4,000 AMP, 208/120 volt, 3 phase service), gas, water, sewer services, telephone, data and telecommunication services, janitorial services, vermin and pest control, repair and maintenance of the interior of the Premises, and such other services as Tenant, in accordance with the terms and provisions of this Lease, requires for the Premises not otherwise specifically required to be furnished by Landlord in this Lease. Such costs and expenses shall include but not be limited to the utility charges for ongoing service, and all costs associated with the provision of separate meters to the Premises.

Section 22.02 Tenant’s right to obtain telecommunications access shall be subject to Plans and Specifications to be approved in advance in writing by Landlord at its sole and absolute discretion. Tenant acknowledges and agrees that any and all telephone and telecommunication services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord requests otherwise or consents in writing, all of Tenant’s telecommunications equipment shall be located and remain solely in the Premises. Landlord shall not have any responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any telecommunications service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto. Landlord shall have the right, upon reasonable prior oral or written notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, the provider shall not be permitted to install its lines or other equipment within the Building without first securing the prior written consent of Landlord so long as such consent is not unreasonably withheld. The provision of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord’s prior written consent so long as such consent is not unreasonably withheld. At Landlord’s option, Tenant may be required to remove any and all telecommunications equipment (including wireless equipment) installed in the Premises or elsewhere in or on the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal prior to the expiration or termination of the Lease and at Tenant’s sole cost. Subject to local, state and federal regulations, and the applicable provisions of the Rules and Regulations for Design and Construction of Tenant Work attached to this Lease as Exhibit D-2, Tenant will have the non-exclusive license to install, at a location on the roof of the Premises acceptable to Landlord, for Tenant’s use only supplemental HVAC equipment and one satellite dish provided such installations do not void or adversely affect Landlord’s roof warranty. All such installations will be at Tenant’s sole cost and expense and Tenant will maintain the same in compliance with all local, state and federal laws and regulations and Landlord’s insurance requirements. Landlord will have the right to approve all proposed installations (including the locations thereof and the plans and specifications therefor) in accordance with the Rules and Regulations set forth in Exhibit D-2. Tenant shall be responsible for the construction of all rooftop equipment platforms and roof screens for visual concealment of such rooftop equipment and platforms in a manner reasonably acceptable to Landlord. All conduit locations and installation methods will be subject to Landlord’s prior written approval. Tenant’s equipment shall not interfere with the use or operation of any other satellite dishes, antennae, lines or equipment or HVAC equipment or utilities.

Section 22.03 Landlord represents and warrants that the Building is equipped with a fire alarm system and is sprinklered (collectively, the “Fire Safety Systems”) and such systems are, as of the date hereof, in compliance with all applicable statutes, laws, codes, ordinances, rules and regulations. Tenant shall pay for the costs of any upgrades or other modification to the Fire Safety Systems or any other Building Project utility or service systems necessary for Tenant’s occupancy or otherwise to accommodate Tenant. Notwithstanding the foregoing, Landlord shall not be required to make any modification to the Fire Safety Systems or any other utility or service systems of the Building Project on behalf of Tenant.

Section 22.04 Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service or any other utility service to the Premises is changed or is no longer available or suitable for Tenant’s requirements. Tenant’s use of electrical and heating, ventilating, and air conditioning services furnished by Landlord shall not exceed, either in voltage, rated capacity, use, or overall load, that which Landlord deems to be standard for the Building Project. If Tenant requests permission to consume electrical or heating, ventilating, and air conditioning services in excess of those deemed by Landlord to be standard for the Building Project, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord elects (including the installation of utility service upgrades, submeters, air handlers, or cooling units), and all costs associated with such additional usage and the installation and maintenance of facilities therefor shall be paid by Tenant as Additional Rent.

Section 22.05 In no event shall Landlord be liable for damages resulting from any of the fixtures or equipment in the Building Project being out of repair, or for injury to persons,

property, or business caused by any defects in the electric, HVAC, telecommunications systems, or water and sewer apparatus, or for any damages arising out of the failure to furnish HVAC, water and sewer, janitor, or other service (except to the extent such loss, or damage results solely from any fault, default, negligence, act or omission of Landlord or its agents, servants, employees, or any other person for whom Landlord is in law responsible and covered by insurance), and any such interruption or failure shall in no manner constitute an actual or constructive eviction of Tenant or entitle Tenant to abatement of any Rent due under this Lease. In the event any essential service (water, sanitary sewer, electrical, or HVAC service) to the Premises is interrupted solely as a result of Landlord’s negligence and (i) the interruption renders all or a material portion of the Premises untenantable for a period (the “Service Interruption Period”) of thirty (30) consecutive days or more, (ii) the Tenant discontinues operations from the Premises during the Service Interruption Period, and (iii) Tenant is unable, using due diligence, to restore the services within thirty (30) days of the commencement of the service interruption, Rent shall equitably abate (based on the portion of the Premises rendered untenantable) after such 30 days of service interruption until the earlier of the restoration of the service or Tenant resumes operations in the portion of the Premises rendered untenantable.

Section 22.06 Tenant expressly acknowledges that if Landlord, from time to time, elects to provide security services, Landlord shall not be deemed to have warranted the efficiency of such security personnel, services, procedures, or equipment and Landlord shall not be liable in any manner for the failure of any such security personnel, services, procedures, or equipment to prevent or control, or apprehend anyone suspected of, personal injury or property damage in, on, or around the Building Project. If at any time during the Term the Building Project has any type of card access system for the Parking Areas or the building in which the Premises are located, Tenant shall purchase access cards for all occupants of the Premises from Landlord at a building standard charge and shall comply with building standard terms relating to access to the Parking Areas and the building.

Section 22.07 Tenant shall have the right to install back-up power generators in an area designated by Landlord outside of, but adjacent to, the Premises, which area does not exceed 250 square feet. Tenant shall be responsible for all work performed for the installation of the back- up generators and connection thereto. Subject to Tenant’s compliance with all applicable codes, ordinances, laws, rules and regulations, Tenant shall have the right, subject to Landlord’s prior written consent, so long as such consent is not unreasonably withheld, to install an umbilical “pig-tail” cord within the Premises and the Building for purposes of obtaining electricity from the back-up generators. All work performed in connection with the umbilical “pig-tail” connection should be performed in accordance with the terms of Article 10 of this Lease. Tenant shall also screen the back-up generators and other equipment located outside the Premises in a manner acceptable to Landlord. Any fuel for the back-up generators shall be stored in facilities which meet specifications required by Landlord as well as all fire, safety and environmental laws, rules, regulations, codes and ordinances.

ARTICLE 23. Security Deposit

Section 23.01 Simultaneously with the execution of this Lease by Landlord and Tenant, Tenant shall deposit with Landlord the Security Deposit Amount in cash or by Letter of Credit. The Security Deposit shall be held by Landlord as security for Tenant’s full and faithful performance of the terms, covenants, and conditions of this Lease including, without limitation, the payment of Base Rent and Additional Rent. The Security Deposit shall not be considered an advance payment of Rent and shall never constitute liquidated damages for any default by Tenant. The Security Deposit, if in cash, may be commingled with other funds of Landlord but any interest earned on the Security Deposit, if invested, shall accrue to the benefit of, and be taxed to, Tenant, but shall be deemed to become, and be treated, as part of the Security Deposit.

Section 23.02 Landlord may use, apply, or retain the whole or any part of the Security Deposit to the extent required for the payment of any Base Rent and Additional Rent, or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default under any of the provisions of this Lease. Tenant expressly acknowledges that Tenant shall not have the right to apply the Security Deposit to Rent. Application of the Security Deposit to Rents owed shall be at the sole option of Landlord, and the right to possession of the Premises by Landlord for nonpayment of Rent or for any other reason shall not in any event be affected by the existence of the Security Deposit.

Section 23.03 If Landlord uses, applies, or retains the whole or any part of the Security Deposit, Tenant shall deliver to Landlord such sums as necessary to replenish the Security Deposit to its original sum within five (5) days after notification from Landlord of the amount due. Failure to pay the amount due within the required time period shall constitute a material default under this Lease.

Section 23.04 In the event of a sale, or transfer of the Building Project or any part of the Building Project, Landlord shall transfer the Security Deposit to the vendee, tenant, or mortgagee and when the Security Deposit is so transferred, Landlord shall thereafter be relieved from any liability with respect to the Security Deposit.

Section 23.05 Tenant shall not assign or encumber its rights with respect to the Security Deposit. Landlord and its successors or assigns shall not be bound by any purported assignment or have any liability to any purported assignee.

Section 23.06 If Tenant fully and faithfully complies with all of the terms, covenants, and conditions of this Lease, any part of the Security Deposit not used or retained by Landlord pursuant to the terms of this Lease shall be returned to Tenant within thirty (30) days after the expiration of the Term and after Tenant’s delivery of possession of the Premises to Landlord.

Section 23.07 Tenant, in Tenant’s sole discretion, shall have the right to deposit the Security Deposit Amount with Landlord in the form an irrevocable letter of credit issued in favor of Landlord (the “Letter of Credit”), consistent with the provisions set forth below pertaining to letters of credit and issued by a commercial bank reasonably acceptable to Landlord substantially in the form attached hereto as Exhibit C hereto. The Letter of Credit shall be payable to Landlord on sight in partial or full draws, shall be transferable by Landlord, and shall allow for presentment at offices located in the United States either in person or by overnight delivery. Tenant will endeavor to have the issuer of the Letter of Credit allow presentation by facsimile solely for purposes of meeting any deadline for presentation, with payment being made only against original documents. Tenant is hereby obligated to maintain the Letter of Credit, or an acceptable replacement letter of credit, from the date of providing such letter of credit through and including the sixtieth (60th) day after the expiration of the Term. In addition, The Letter of Credit shall contain an “evergreen” provision that provides that it is automatically renewed on an annual basis unless the issuer delivers thirty (30) days’ prior written notice of cancellation to Landlord and Tenant. The Letter of Credit shall also contain such other terms and conditions as shall be reasonably acceptable to Landlord. Any and all fees or costs charged by the issuer in connection with the Letter of Credit shall be paid by Tenant. Landlord shall have the right to draw upon the Letter of Credit in any of the following circumstances: (i) upon a default by Tenant under this Lease which is not cured within any applicable grace or cure period, (ii) if the credit rating of the senior debt of the issuer of the letter of credit is downgraded by any rating agency, the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, or the issuer of the letter of credit shall fail to meet any capital requirements imposed by applicable law, and Tenant fails to deliver to Landlord a replacement letter of credit complying with the terms of this Lease within thirty (30) days of request therefor from Landlord, or (iii) if Tenant fails to provide Landlord with any renewal or replacement letter of credit complying with the terms of this Lease at least thirty (30) days prior to expiration of the then-current letter of credit, where the issuer of such letter of credit has advised Landlord of its intention not to renew the letter of credit. In the event the letter of credit is drawn upon due solely to the circumstances described in the foregoing clause (ii), the amount drawn shall be held by Landlord as a security deposit to be otherwise retained, expended or disbursed by Landlord for any amounts or sums due under this Lease to which the proceeds of the Letter of Credit could have been applied pursuant to this Lease. The Letter of Credit will provide that so long as no drawing has been made against the Letter of Credit, the stated amount thereof will be automatically reduced by Two Hundred Ninety-Four Thousand Dollars ($294,000) on each anniversary date of the issuance of the Letter of Credit until the stated amount of the Letter of Credit is equal to Seven Hundred Thousand Dollars ($700,000.00). No further reductions in the stated amount of the Letter of Credit shall occur after the earlier of (i) the date of a drawing against the Letter of Credit, and (ii) the date the Letter of Credit is reduced to Seven Hundred Thousand Dollars ($700,000.00).

ARTICLE 24. Governmental Regulations

Section 24.01 Tenant, at its sole cost and expense, shall promptly comply with all applicable statutes, laws, codes, ordinances, orders, rules, and regulations of all county, municipal, state, federal, and other applicable governmental authorities, and all recorded covenants and restrictions affecting the Building Project, now in force, or which may hereafter be in force, pertaining to Tenant, Tenant Improvements, and Tenant’s use of the Premises, and shall faithfully observe, in the use of the Premises, all municipal and county ordinances and state and federal laws now in force or which may hereafter be in force, which shall impose any duty upon Tenant with respect to the Premises or the use or occupancy of the Premises, including, but not limited to, all such laws relating to fire and safety, hazardous materials, indoor air quality, and to persons with disabilities (whether the requirements be structural or non-structural), and specifically, but without limitation, installation and maintenance of sprinklers, fire alarms, smoke detectors and other sensors, and alterations and other measures necessary to comply with the ADA.

Section 24.02 Tenant shall, at its sole cost and expense, comply with all requirements of the Board of Fire Underwriters of the state of Connecticut or any other similar body affecting the Premises and shall not use the Premises in a manner which shall increase the rate of fire insurance or other insurance of Landlord over that in effect during the year prior to the Commencement Date. If the use of the Premises by Tenant increases any such insurance rate with respect to the Building Project, Tenant shall reimburse Landlord for all such increased costs.

Section 24.03 Tenant shall, at its sole cost and expense, promptly apply for, and with due diligence obtain, all licenses and permits from time to time required to enable Tenant to conduct its business under this Lease. No failure of Tenant to obtain or maintain such licenses or permits, or extensions or renewals thereof, shall release Tenant from the performance and observance of Tenant’s obligations under this Lease.

Section 24.04 Landlord represents and warrants that, to the best of Landlord’s knowledge, on the date hereof (and prior to Tenant’s commencement of Tenant Improvements or occupancy), the structural components of the Building and the Premises are in compliance in all material respects with applicable federal, state and local laws, ordinances, codes, rules and regulations.

Section 24.05 Landlord shall promptly comply with all applicable statutes, laws, codes, ordinances, orders, rules and regulations of all county, municipal, state, federal and other applicable governmental authorities and all recorded covenants and restrictions affecting the structural portions of the Building (i.e. foundation, load bearing walls, exterior walls and roof) and the Common areas, subject, however, to reimbursement as an Expense to the extent applicable.

ARTICLE 25. Signs

Except as hereinafter provided and except to the extent otherwise approved by Landlord as part of the Tenant Improvements, Tenant will not place or permit to be placed or maintained on any portion of the Building Project, including on any exterior door, wall, or window of the Premises, or within the interior of the Premises, if visible from the exterior of the Premises, any signage or advertising matter of any kind, without first obtaining Landlord’s written approval and consent, which approval and consent may be granted or withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord shall provide Tenant top placement on the monument sign for the Building Project and Tenant may, subject to compliance with all applicable laws, codes, ordinances, rules and regulations and subject to Landlord’s approval, not to be unreasonably withheld or delayed, (i) place a sign (re Tenant’s name) on the South curtain wall of the Building, and (ii) place a sign (re Tenant’s name) in the circle in front of Tenant’s entrance to the Building. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building so long as it does not interfere with any approved Tenant signs. Landlord, however, shall not grant any other tenant of the Building the right to place a sign on the South curtain wall of the Building.

ARTICLE 26. Survival

Any liability or obligation of Landlord or Tenant arising during or accruing with respect to the Term shall survive the expiration or earlier termination of this Lease, including, without limitation, obligations and liabilities relating to (i) the adjustments of Additional Rent for Expenses referenced in the Expenses section of this Lease; and (ii) the condition of the Premises or the removal of Tenant’s Property. Notwithstanding the foregoing, the indemnity provisions of this Lease shall survive the expiration or earlier termination of this Lease without limitation, but subject to the statute of limitations.

ARTICLE 27. Broker

Tenant represents and warrants that it has not dealt with any real estate broker, finder or other person, with respect to this Lease in any manner, except the Procuring Broker and Tenant’s broker, CB Richard Ellis, Inc. Landlord shall pay only any commissions or fees that are payable to the above-named brokers or finders with respect to this Lease pursuant to Landlord’s separate agreement with CB Richard Ellis, Inc. Tenant shall indemnify and hold Landlord harmless from any and all damages resulting from claims that may be asserted against Landlord by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by Tenant in the future), claiming to have dealt with Tenant in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. The provisions of this paragraph shall survive the termination of this Lease.

ARTICLE 28. Quiet Enjoyment

Section 28.01 Landlord covenants and agrees that, upon Tenant’s paying the Base Rent and any Additional Rent payable under this Lease and performing all of the other provisions of this Lease on its part to be performed, Tenant may peaceably and quietly hold and enjoy the Premises and all related rights under this Lease for the Term without material hindrance or interruption by Landlord or any other person claiming by, through, or under Landlord, subject, nevertheless, to the terms, covenants, and conditions of this Lease and, subject to the provisions of this Lease, all existing or future ground leases, underlying leases, mortgages, or deeds of trust encumbering the Building Project. Tenant agrees that Tenant shall attorn to any landlord under any ground lease affecting the Building Project in the event of the termination or cancellation of such ground lease or to any purchaser upon foreclosure or sale pursuant to any lien. Tenant acknowledges the right of the holder of any first mortgage or other first security interest in all or any part of the Building Project to subordinate its first mortgage or other first security interest either in whole or in part to this Lease. Tenant agrees at any time, and from time to time, upon not less than ten (10) days written notice, to execute, acknowledge and deliver to such holder Tenant’s agreement to such subordination in such form as such holder may reasonably require.

Section 28.02 [Intentionally Deleted]

Section 28.03 Notwithstanding the foregoing, Landlord may close the Building Project and preclude access to the Premises in the event, in Landlord’s sole, but reasonable judgment, of the threat of an emergency such as a hurricane, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, floods, other natural disaster, or act of God.

ARTICLE 29. End of Term

Section 29.01 Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in the same condition the Premises were in on the date hereof, except for (i) Tenant Improvements not required to be removed by Landlord, provided, however, Tenant shall not be required to remove any Tenant Improvements unless such Tenant Improvements are special or unique to Tenant’s use of the Premises (“Tenant Specialty Items”); (ii) reasonable wear and tear, and (iii) damage by casualty. Tenant shall surrender all keys for the Premises to Landlord at the expiration or sooner termination of this Lease. In addition, Tenant shall, if requested by Landlord, remove specifically designated computer, telephone and data cabling servicing the Premises. If Tenant shall hold over after the Expiration Date or other termination of this Lease, such holding over shall not be deemed to be a renewal of this Lease but shall be deemed to create a month to month tenancy only and by such holding over Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such month to month tenancy Tenant shall pay to Landlord (A) one hundred fifty percent (150%) of the Base Rent payable during the last month of the Term for the first two (2) months of holdover and two hundred percent (200%) of the Base Rent payable during the last month of the Term for the third (3rd) and subsequent months of holdover; and (B) any and all Operating Expenses and other forms of Additional Rent payable under this Lease. Such month-to-month tenancy may be terminated by Landlord or Tenant effective as of the last day of any calendar month by delivery to the other of notice of such termination prior to the first day of such calendar month. Tenant shall indemnify, defend and hold Landlord harmless from and against any claim, damage, loss, liability, judgment, suit, disbursement or expense (including consequential damages and reasonable attorneys’ fees and disbursements) (collectively, “Claims”) resulting from failure to surrender possession upon the Expiration Date or sooner termination of the Term, including any Claims made by any succeeding tenant, and such obligations shall survive the expiration or sooner termination of this Lease.

Section 29.02 The term “Landlord’s Property” shall mean all fixtures, including those items that may be denominated or characterized as Tenant’s business or trade fixtures, equipment, improvements, appurtenances, and carpeting, attached to or built into the Premises at the Commencement Date or during the Term, whether or not by or at the expense of Tenant, and any personal property in the Premises on the Commencement Date, unless installed and paid for by Tenant. Alterations, whether temporary or permanent in character, including, but not limited to, HVAC equipment, wall coverings, carpeting and other floor coverings, blinds and other window treatments, lighting fixtures and bulbs, built-in or attached shelving, built-in furniture, counter tops, cabinetry, bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant in or upon the Premises shall be deemed Landlord’s Property. All Landlord’s Property shall be and remain a part of the Premises at the expiration or sooner termination of the Term (without compensation to Tenant) and shall not be removed or replaced by Tenant without the prior written consent of Landlord except for Tenant Specialty Items; and except for items which Landlord has required be removed as a condition to the approval of the plans for any Alternations.

Section 29.03 The term “Tenant’s Property” shall mean all moveable machinery and equipment, including moveable communications equipment and moveable office equipment, which are installed in the Premises by or for the account of Tenant without expense to Landlord and which can be removed without structural damage to the Premises and the Building Project, and all moveable furniture, furnishings, and other articles of moveable personal property owned by Tenant and located in the Premises. Subject to the rights of the Landlord, Tenant’s Property may be removed by Tenant at any time during the Term; provided, however, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building Project resulting from the initial installation or removal, or both, of Tenant’s Property.

Section 29.04 Upon the expiration or sooner termination of the Term, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property (except such items as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord) and all Alterations which Landlord designates by notice to Tenant given at any time up to six (6) months prior to the termination of the Lease. Tenant, at Tenant’s sole cost and expense, shall also repair any damage to the Premises and the Building Project caused by such removal. Any items of Tenant’s Property which shall remain in the Premises after the expiration or sooner termination of the Term, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in such manner as Landlord shall determine, at Tenant’s expense.

ARTICLE 30. Parking

Section 30.01 As long as Tenant is entitled to the possession of the Premises, Tenant shall be entitled to use, on a first-come, first-served, unassigned basis, the Allocated Number of Parking Spaces. Parking Spaces may be used only by principals, employees, contractors, customers, and invitees of Tenant. Notwithstanding the foregoing, Landlord shall reserve ten (10) parking spaces (the “Tenant Reserved Spaces”) as shown on Exhibit G attached hereto for Tenant’s exclusive use for temporary parking of vehicles for Tenant’s visitors. Except for the Tenant Reserved Spaces, Tenant shall not have the right to use any specific Parking Spaces.

Section 30.02 Except for the Tenant Reserved Spaces and for particular spaces and areas designated from time to time by Landlord for reserved parking, all parking in the Parking Areas shall be on an unreserved, first-come, first-served basis.

Section 30.03 Landlord shall have the right, but not any obligation, to tow, otherwise remove or boot improperly parked vehicles, blocking ingress or egress lanes, or violating parking rules, at the expense of the offending tenant and/or owner of the vehicle and without liability to Landlord. Tenant agrees to indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees, incurred by Landlord as a result of any such towing or booting of any improperly parked vehicles owned or driven by Tenant’s employees, agents, contractors, customers and invitees. Landlord shall be entitled to a fee of Fifty Dollars ($50.00) for each day the boot remains in place.

Section 30.04 Tenant’s right to use, and its right to permit its principals, employees, contractors, customers and invitees to use, the Parking Areas are subject to the following conditions: (i) Landlord reserves the right to reduce the number of spaces in the Parking Areas so long as the number of spaces remaining is at least equal to the aggregate of (a) the Allocated Number of Parking Spaces, (b) the number of parking spaces allocated to other tenants of the Building on an unassigned basis, and (c) any reserved spaces not included within clauses (a) and (b) and otherwise in compliance with all applicable governmental requirements, and reserves the right to change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after such change; and either of the foregoing shall not entitle Tenant to any claim against Landlord or to any abatement of Rent; (ii) Landlord has no obligation to provide security or a parking lot attendant and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, or any personal injury, property damage, or other tort liability suffered by Tenant, its principals, employees, agents, contractors, customers and invitees, Tenant agreeing to bear the risk of loss for same; and (iii) if and when so requested by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents, and contractors.

ARTICLE 31. Miscellaneous

Section 31.01 Tenant shall not record this Lease but may, at its sole cost and expense, record a statutory form of memorandum, “short form,” or other notice of this Lease containing the minimum information required for record notice purposes of this Lease and its Term, including renewals and rights to additional space. Landlord agrees to execute such memorandum, short form or other notice of this Lease within fifteen (15) days after Tenant’s written request provided same is accurate.

Section 31.02 Submission by Landlord of this Lease for execution by Tenant shall not constitute an offer and shall confer no rights nor impose any obligations on either party unless and until both Landlord and Tenant shall have executed this Lease.

Section 31.03 Whenever in this Lease the context allows, the terms “Lease” and “Term,” or terms of similar import, shall be deemed to include all renewals, extensions, or modifications of this Lease or the Term; and the word “including” shall be deemed to mean ‘including without limitation.” The headings of sections or subsections in this Lease are for convenience only and shall not be relevant for purposes of interpretation of the provisions of this Lease. This Lease has been negotiated “at arm’s length” by and between Landlord and Tenant, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Lease, and therefore this Lease shall not be more strictly construed against either party by reason of the fact that one party may have drafted any or all of the provisions of this Lease.

Section 31.04 Whenever in this Lease any printed portion has been stricken out, whether or not any relative provision has been added, this Lease shall be construed as if the material so stricken was never included in this Lease and no inference shall be drawn from the material so stricken out which would be inconsistent in any way with the construction or interpretation which would be appropriate if such material were never contained in this Lease.

Section 31.05 In connection with any suit, action, or other proceeding, including arbitration or bankruptcy, arising out of or in any manner relating to this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and disbursements (including disbursements which would not otherwise be taxable as costs in the proceeding). In addition, if Landlord becomes a party to any suit or proceeding affecting the Premises or involving this Lease or Tenant’s interest under this Lease, other than a suit between Landlord and Tenant, or if Landlord engages counsel to collect any of the amounts owed under this Lease, or to enforce performance of any of the agreements, conditions, covenants, provisions, or stipulations of this Lease, without commencing litigation, then Landlord’s costs, expenses, and reasonable attorneys’ fees and disbursements incurred with respect thereto shall be paid to Landlord by Tenant, on demand, as Additional Rent. All references in this Lease to attorneys’ fees shall be deemed to include all legal assistants’ and paralegals’ fees and shall include all fees incurred through all post-judgment and appellate levels and in connection with bankruptcy proceedings.

Section 31.06

(a) Except as otherwise expressly provided in this Lease, all Communications shall be in writing. A Communication shall be deemed to have been delivered and received on the earlier of the day actually received (by whatever means sent) if received before 5:00 p.m. on a Business Day (or, if not received before 5:00 p.m. on a Business Day, on the first Business Day after the day of receipt) or, regardless of whether or not received after the dates hereinafter specified (i) on the date of delivery or refusal of delivery, if by hand delivery;(ii) on the first Business Day after having been delivered to a nationally recognized overnight air courier service (such as Federal Express) before 7:00 p.m.; or (iii) on the third Business Day after having been deposited with the United States Postal Service, Registered or Certified Mail, Return Receipt Requested; in each case addressed to the respective party at the such party’s Notice Address, which Notice Address may be changed by notice delivered to the other party in accordance with the terms of this section; provided that if Tenant has vacated the Premises without providing a forwarding address, Communications may be delivered by any manner permitted by law for service of process.

(b) The respective attorneys for each party are authorized to give any Communication pursuant to this Lease on behalf of their respective clients. Any Communication so given by an attorney shall be deemed to have been given by such attorney’s client. However, failure to give a copy of any Communication to the attorney for a party does not affect the validity of the Communication provided that the Communication has been given to or received by the party represented by that attorney. If the addressee, or its attorney, refuses delivery of any Communication or if the Communication is returned to the addressor unopened by the addressee, effective notice shall still be deemed to have been given. If there is more than one (1) party constituting Tenant, any Communication may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof.

Section 31.07 This Lease shall bind and inure to the benefit of the heirs, personal representatives, administrators, and, except as otherwise provided in this Lease, the successors or assigns of the parties in this Lease. If there is more than one (1) party constituting Tenant, each such party shall be jointly and severally liable with the other parties constituting Tenant for the performance of all of the obligations of Tenant under this Lease.

Section 31.08 If any provision of any section or subsection of this Lease or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of that section or subsection and this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and the remainder of such section and this Lease shall otherwise remain in full force and effect so long as such invalid or unenforceable provisions do not involve essential and fundamental agreements of the parties such that a court would consider this Lease unenforceable.

Section 31.09 LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH (i) THIS LEASE; (ii) THE RELATIONSHIP OF LANDLORD AND TENANT; (iii) TENANTS USE OR OCCUPANCY OF THE PREMISES; OR (iv) THE RIGHT TO ANY STATUTORY RELIEF OR REMEDY. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION OR PROCEEDING COMMENCED BY LANDLORD TO OBTAIN POSSESSION OF THE PREMISES. IF TENANT VIOLATES THIS PROVISION BY FILING A PERMISSIVE COUNTERCLAIM, WITHOUT PREJUDICE TO LANDLORD’S RIGHT TO HAVE SUCH COUNTERCLAIM DISMISSED, THE PARTIES STIPULATE THAT SHOULD THE COURT PERMIT TENANT TO MAINTAIN THE COUNTERCLAIM, THE COUNTERCLAIM SHALL BE SEVERED AND TRIED SEPARATELY FROM THE ACTION FOR POSSESSION. THE WAIVERS SET FORTH IN THIS SECTION ARE MADE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY BY TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THESE WAIVERS WITH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD IN AGREEING TO ENTER INTO THIS LEASE.

Section 31.10 This Lease shall constitute the entire agreement of the parties with respect to the matters set forth in this Lease. All prior understandings and agreements had between the parties with respect to such matters, including all lease proposals, letters of intent, and similar documents, are merged into this Lease, which alone fully and completely expresses their understanding.

Section 31.11 This Lease may not be amended, modified, altered, or changed in any respect, except by further agreement in writing duly executed by Landlord and Tenant,

Section 31.12 Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed or hindered in, or prevented from the performance of, any act required under this Lease (other than the payment of Rent by Tenant) by reason of strike, lockout, civil commotion, warlike operation, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, service, or financing, through hurricanes, floods, other natural disasters, or acts of God, or for any other cause beyond the direct control of the party who is seeking additional time for the performance of such act, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of such delay.

Section 31.13 [Reserved]

Section 31.14

(a) Tenant represents and warrants as follows:

(1) Tenant is duly organized, validly existing, and in good standing under the laws of the state in which it was formed and is duly qualified to transact business in the state of Connecticut.

(2) Tenant has full power to execute, deliver, and perform its obligations under this Lease.

(3) The execution and delivery of this Lease, and the performance by Tenant of its obligations under this Lease, have been duly authorized by all necessary action of Tenant, and do not contravene or conflict with any provisions of Tenant’s Articles of Incorporation or By-laws, if Tenant is a corporation, or Tenant’s Partnership Agreement, if Tenant is a partnership, or any other agreement binding on Tenant.

(4) The individual executing this Lease on behalf of Tenant has full authority to do so.

(5) Tenant’s financial statements previously furnished to Landlord were at the time given true and correct in all material respects and there have been no material changes to the information contained in such financial statements subsequent to the dates thereof.

(b) Landlord represents and warrants as follows:

(1) Landlord is duly organized, validly existing, and in good standing under the laws of the state in which it was formed and is duly qualified to transact business in the state of Connecticut.

(2) Landlord has full power to execute, deliver, and perform its obligations under this Lease.

(3) The execution and delivery of this Lease, and the performance by Landlord of its obligations under this Lease, have been duly authorized by all necessary action of Landlord, and do not contravene or conflict with any provisions of Landlord’s Articles of Organization or Operating Agreement, or any other agreement binding on Landlord.

(4) The individual executing this Lease on behalf of Landlord has full authority to do so.

Section 31.15 Tenant shall not, without Landlord’s prior written consent, disclose the terms of this Lease to any third party other than Tenant’s accountants, attorneys, lenders, and governmental authorities having jurisdiction and when compelled by court order. Tenant may also disclose the terms of this Lease to investors subject to an approved confidentiality agreement.

Section 31.16 Tenant hereby offers to lease from Landlord the Premises under the terms and conditions of this Lease. Landlord shall not be deemed to have made an offer to Tenant by preparing and delivering this Lease to Tenant and no agreement respecting the Premises shall arise or exist between the parties except through the making of this offer by Tenant and the acceptance and execution by Landlord. This offer shall be irrevocable and open for acceptance by Landlord until 5:00 p.m. on the fifth (5th) day after execution and delivery hereof by Tenant to Landlord, and if not accepted by then may be withdrawn by Tenant.

Section 31.17 In all cases hereunder, and in any suit, action or proceeding of any kind between the parties, it shall be presumptive evidence of the fact of the existence of a charge being due, if Landlord shall produce a bill, notice or certificate to the effect that such charge appears of record on the books in Landlord’s office or appears as an open charge on the books, records or official bills of municipal authorities, and has not been paid.

Section 31.18 Tenant hereby warrants and represents that within Tenant’s knowledge, there are no claims, causes of action or other litigation or preceding pending or, to the best of Tenant’s knowledge, threatened in respect to Tenant, except for claims which are fully insured and as to which the insurer has accepted defense without reservation. In the event that any time period provided for in this Lease shall end on a Saturday, Sunday or legal holiday, such time period shall be extended to the next succeeding business day.

Section 31.19 Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the Property, subject to the rights of any prior mortgagee, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord, and no other assets of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies. In no event shall Landlord be liable for any consequential, special, punitive or indirect loss or damage which Tenant may incur or suffer in connection with this Lease or any services to be performed or provided pursuant hereto.

Section 31.20 If any addenda or exhibits are noted below, such addenda are incorporated herein and made a part of this Lease.

(a)	Exhibit A – Premises

(b)	Exhibit B – Schedule of Base Rent

(c)	Exhibit C – Form of Letter of Credit

(d)	Exhibit D – Tenant Improvements

(e)	Exhibit D-1 – Approved Space Plan

(f)	Exhibit D-2 – Rules and Regulations for Design and Construction of Tenant Work

(g)	Exhibit E – Commencement Date Agreement

(h)	Exhibit F – Suborination, Attornement and Nondisturbance Agreement

(i)	Exhibit G – Parking Plan

[Signature page follows]

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the Date of this Lease.

LANDLORD

SHELTON PARROTT ASSOCIATES, L.L.C.

By:
	Print Name:	Jonathan P. Garrity
	Print Title:	President & CEO

By:	Cambridge Hanover Inc.
By:	Cambridge Hanover L.P.

TENANT

CARA THERAPEUTICS, INC.

By:
	Print Name:	DEREK CHALMERS
	Print Title:	PRESIDENT & CEO

EXHIBIT A

The Premises

A-1

EXHIBIT B

Schedule of Base Rent

Lease Year	Premises Base Rent (Per Rentable Square Foot)	Premises Base Rent (Annual)	Base Rent (Monthly)

5/1/07 – 4/30/08*	$13.50	$716,040.00	$59,670.00
5/1/08 – 4/30/09	13.91	737,786.40	61,482.20
5/1/09 – 4/30/10	14.33	760,063.20	63,338.60
5/1/10 – 4/30/11	14.76	782,870.40	65,239.20
5/1/11 – 4/30/12	15.20	806,208.00	67,184.00
5/1/12 – 4/30/13	15.66	830,394.24	69,199.52
5/1/13 – 4/30/14	16.13	855,535.20	71,294.60
5/1/14 – 4/30/15	16.61	880,994.40	73,416.20
5/1/15 – 4/30/16	17.11	907,514.40	75,626.20
5/1/16 – 4/30/17	17.62	934,564.80	77,880.40

*	Based on the assumption the Rent Commencement Date is May 1, 2007

B-1

EXHIBIT C

FORM LETTER OF CREDIT

Irrevocable Letter of Credit No.

                 , 2006

Shelton Parrott Associates, L.L.C.

c/o Cambridge Hanover, Inc.

65 Locust Avenue

New Canaan, Connecticut 06840

Account Party:	Cara Therapeutics, Inc.

Beneficiary:	Shelton Parrott Associates, L.L.C., its transferees and assigns

Amount:	$2,170,000.00 U.S. Dollars

Expiration Date:	,

Ladies and Gentlemen:

A. We hereby issue this irrevocable letter of credit number                      (the “Credit”) in your favor, payable in one or more draws of any sum or sums not exceeding in the aggregate Two Million One Hundred Seventy Thousand and No/100 Dollars ($2,170,000.00) (except as such amount may be increased or decreased pursuant to the terms of this Credit), by your draft(s) at sight presented at [Address], accompanied by this original Letter of Credit and any amendments thereto, together with Beneficiary’s signed certificate stating one (1) of the following:

1. “The undersigned, an authorized representative of Beneficiary, hereby certifies that a default has occurred and remains uncured under that certain Lease dated                 , 2006, by and between Shelton Parrott Associates, L.L.C., as landlord, and Cara Therapeutics, Inc., as tenant, and Beneficiary is entitled to the amount drawn hereunder in connection with such Event of Default.”

OR

2. “The undersigned, an authorized representative of Beneficiary, hereby certifies that Beneficiary has not received, at least thirty (30) days prior to the expiration date of this Letter of Credit, a replacement or extension letter of credit as required under Section 23.07 of that certain Lease dated                  , 2006, by and between Shelton Parrott Associates, L.L.C., as landlord, and Cara Therapeutics, Inc., as tenant, and Beneficiary is entitled to the amount drawn hereunder in connection therewith.”

Drafts presented under this Letter of Credit shall specify the number of this Letter of Credit as set forth above and shall be presented on or before the Expiration Date hereof. We hereby engage with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us.

B. This Letter of Credit is transferable and may be transferred one or more times by amending the Letter of Credit in accordance with Schedule 1, without charge other than an administrative processing fee not in excess of Two Hundred Dollars ($200.00) payable by the transferor or transferee of such Letter of Credit. Any such transfer shall be effective upon our receipt of a duly executed Schedule 1 attached hereto and the original Letter of Credit and amendments, if any.

C. Provided no drawing has been made against this Letter of Credit, the stated amount of this Letter of Credit shall automatically be reduced by Two Hundred Ninety-Four Thousand Dollars ($294,000.00) on each anniversary date of the issuance of this Letter of Credit until the stated amount of this Letter of Credit shall be equal to Seven Hundred Thousand Dollars ($700,000.00) whereupon no further reductions in the stated amount of this Letter of Credit shall occur except as a result of drawing hereunder.

D. This Letter of Credit expires initially on                   , 2007 and shall be automatically renewed for a period of one year but not beyond                  , 2017, unless thirty (30) days prior to any current expiration date we give written notice to you, by certified mail, return receipt requested, at the address set forth above, of our intent not to renew this Letter of Credit at the expiration of such thirty (30) day period. During such thirty (30) day period, this Letter of Credit shall remain in full force and effect and Beneficiary may draw up to the full amount hereof when accompanied by one of the statements described in Paragraph A of this Letter of Credit.

E. We will accept any and all statements delivered pursuant to this Letter of Credit as conclusive, binding and correct without having to investigate or having to be responsible for the accuracy, truthfulness, correctness or validity thereof, and notwithstanding the claim of any person to the contrary.

F. Each modification to the amount of this Letter of Credit shall be reflected by an amendment issued to the Beneficiary; provided, however, that such amendment shall solely confirm such modified amount and the failure to issue any such amendment shall not negate any modification in the amount of this Letter of Credit effected in accordance with the terms and conditions set forth in this Letter of Credit.

G. This Letter of Credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, or by any document, instrument or agreement in which this Letter of Credit is referred to, or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any such document, instrument or agreement.

H. Except as otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500, and the laws of the District of Columbia, including, without limitation, the Uniform Commercial Code in effect therein.

[BANK]

By:
Authorized Officer

SCHEDULE 1 to EXHIBIT C

(This Form is to be Used When a Letter of Credit

Is Transferred in its Entirety)

Date:

Letter of Credit No.

Your Transferable Letter of Credit No.              Issued                      in Favor of the Undersigned or Transferees

Ladies and Gentlemen:

For value received, we hereby irrevocably transfer all of our rights under the Letter of Credit, as heretofore or hereafter amended, extended or increased, to:

Such transferee shall have sole rights as beneficiary under the Letter of Credit. The Letter of Credit hereafter may be amended, extended or increased, without our consent or notice to us and you will give notice hereof directly to the transferee.

We request you to notify the transferee in such form as you deem advisable of this transfer of the Letter of Credit and of the terms and conditions of the Letter of Credit as transferred.

We enclose our check for $          in payment of your transfer commission.

This transfer shall not become effective until you notify the transferee of this transfer.

Very truly yours,

Authorized Signature

Signature Authenticated By:

Bank

Authorized Signature

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER SM221921W

LETTER OF CREDIT AMOUNT	ISSUE DATE	EXPIRY DATE

USD 2,170,000.00	09/19/06	5/31/08

BENEFICIARY;

Shelton Parrott Associates, L.L.C.

c/o Cambridge Hanover, Inc.

65 Locust Avenue

New Canaan, Connecticut 06840

APPLICANT:

Cara Therapeutics, Inc.

765 Old Saw Mill River Rd.

Tarrytown, NY 10591

Ladies and Gentlemen:

We hereby issue this irrevocable letter of credit number SM221921W (the “Credit”) in your favor, payable in one or more draws of any sum or sums not exceeding in the aggregate Two Million One Hundred Seventy Thousand and 00/100 U.S. Dollars ($2,170,000.00) (except as such amount may be increased or decreased pursuant to the terms of this Credit), by your draft(s) at sight presented at 401 Linden Street, Winston Salem, NC 27101 Attn: Standby L/C Unit, accompanied by this original Letter of Credit and any amendments thereto, together with Beneficiary’s signed certificate stating one (1) of the following:

1. The undersigned, an authorized representative of Beneficiary, hereby certifies that a default has occurred and remains uncured under that certain Lease dated September 18, 2006, by and between Shelton Parrott Associates, L.L.C., as landlord, and Cara Therapeutics, Inc., as tenant, and Beneficiary is entitled to the amount drawn hereunder in connection with such Event of Default. Therefore we demand payment of USD (insert amount) under letter of credit SM221921W.

OR

2. The undersigned, an authorized representative of Beneficiary, hereby certifies that Beneficiary has not received, at least thirty (30) days prior to the expiration date of this Letter of Credit, a replacement or extension letter of credit as required under Section 23.07 of that certain Lease dated September 18, 2006, by and between Shelton Parrott Associates, L.L.C., as landlord, and Cara Therapeutics, Inc., as tenant, and Beneficiary is entitled to the amount drawn hereunder in connection therewith. Therefore we demand payment of USD (insert amount) under letter of credit SM221921W.

Drafts presented under this Letter of Credit shall specify the number of this Letter of Credit as set forth above and shall be presented on or before the Expiration Date hereof. We hereby engage with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us.

This letter of credit is transferable in its entirety. We shall not recognize any transfer of the credit until an executed transfer request is filed with us in the form attached hereto, bearing your bankers certification that the signature thereon is valid, and our customary fee of 1/4 of 1% (minimum fee - $500-maximum fee $1,500.00) is paid. Upon receipt of such, we shall endorse the reverse of this credit and forward to the transferee.

Provided no drawing has been made against this Letter of Credit, the stated amount of this Letter of Credit shall automatically be reduced by Two Hundred Ninety- Four Thousand Dollars ($294,000.00) on each anniversary date of the issuance of this Letter of Credit until the stated amount of this Letter of Credit shall be equal to Seven Hundred Thousand Dollars ($700,000.00) whereupon no further reductions in the stated amount of this Letter of Credit shall occur except as a result of drawing hereunder.

It is a condition of this letter of credit that it shall be deemed automatically extended without written amendment for one year from the present or any future expiry date unless at least sixty (60) days prior to such expiration date, we send the beneficiary notice by registered mail/courier that we elect not to extend this letter of credit beyond the initial expiry date or any extended date thereof. During such sixty (60) day period, this Letter of Credit shall remain in full force and effect and Beneficiary may draw up to the full amount hereof when accompanied by one of the statements described in paragraphs numbered 1 or 2 of this Letter of Credit.

However, this standby letter of credit shall not be extended beyond 05/31/17 which will be considered the final expiration date. Any reference to a final expiration date does not imply that Wachovia Bank, National Association is obligated to extend this credit beyond the initial expiry date or any extended date thereof.

Each modification to the amount of this Letter of Credit shall be reflected by an amendment issued to the Beneficiary.

This Letter of Credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, or by any document, instrument or agreement in which this Letter of Credit is referred to, or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any such document, instrument or agreement.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500, and the laws of the District of Columbia, including, without limitation, the Uniform Commercial Code in effect therein.

Wachovia Bank, National Association

By:
Authorized Officer

Please direct any written correspondence including drawing or inquiries always quoting our reference number to:

Wachovia Bank, National Association

401 Linden Street, 1st Floor Attn: Standby Letters of Credit

Winston-Salem, North Carolina 27101

all phone inquiries regarding this credit should be directed to our standby customer care professionals at: 1-800-776-3862.

SCHEDULE I

This Form is to be Used When a Letter of Credit SM221921W

Is Transferred in its Entirety

Date:

Letter of Credit No. SM221921W

Wachovia Bank, National Association

401 Linden Street

Winston Salem, NC 27101

Attn: Standby L/C Unit

Your Transferable Letter of Credit No. SM221921W Issued September 19, 2006 in Favor of the Undersigned or Transferees

Ladies and Gentlemen:

For value received, we hereby irrevocably transfer all of our rights under the Letter of Credit, as heretofore or hereafter amended, extended or increased, to:

Such transferee shall have sole rights as beneficiary under the Letter of Credit. The Letter of Credit hereafter may be amended, extended or increased, without our consent or notice to us and you will give notice hereof directly to the transferee.

We request you to notify the transferee in such form as you deem advisable of this transfer of the Letter of Credit and of the terms and conditions of the Letter of Credit as transferred.

We hereby enclose the original standby letter of credit identified above, and enclose an official or certified check in the amount of $          representing your transfer fee (1/4 of 1% of the transfer amount; $500.00 minimum, $1,500.00 maximum), or you are authorized to debit our account number                      maintained with Wachovia Bank, National Association.

This transfer shall not become effective until you notify the transferee of this transfer.

Very truly yours,

Authorized Signature

Signature Authenticated By:

Bank

Authorized Signature

EXHIBIT D

Tenant Improvements

WORK LETTER. This Exhibit D (the “Exhibit”) sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises (“Tenant Improvements”). This Exhibit contemplates that the performance of this work will proceed in four stages in accordance with the following schedule: (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

1. Tenant Allowance. Landlord agrees to provide an allowance of up to $35.00 per square foot of Rentable Area of the ground floor portion of the Premises (i.e. $1,856,400.00 subject to adjustment in the event of a re-measurement) but excluding space leased pursuant to the Right of First Offer or otherwise, to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building (the “Tenant Allowance”). Tenant is fully responsible for the payment of all costs in connection with the Tenant Improvements in excess of the Tenant Allowance which shall be paid on a pro rata basis with the Tenant Allowance. This Tenant Allowance is only available to Tenant for Tenant’s use until May 1, 2008 (“Tenant Allowance Use Date”). Any portion of the Tenant Allowance not used by Tenant by the Tenant Allowance Use Date shall automatically terminate and be of no further use to Tenant. In addition to the foregoing, Landlord will provide Tenant an option for up to Ten Dollars ($10.00) per square foot of Rentable Area of the Premises for additional Tenant Improvements that will become part of the Building to be paid for by increasing the Annual Base Rent by the amount necessary to amortize the cost of such additional Tenant Improvements over the Initial Lease Term at the rate of ten percent (10%) per annum. All disbursements of the Tenant Allowance shall be made within ten (10) Business Days of submission by Tenant to Landlord of an AIA Form Requisition duly executed and notarized by Tenant, Contractor, and Architect or Engineer, together with fully executed lien waivers from all subcontractors, and mechanics and materialmen for work done through the date of the preceding requisition, and shall be paid to Tenant or, upon Tenant’s request, directly to Tenant’s contractor, architect or other consultants or suppliers.

2. Space Plan, Working Drawings, Engineering Drawings and Final Plans. Tenant shall select architects and engineers (“Architect”), familiar with all applicable statutes, laws, codes, ordinances, rules and regulations pertaining to construction in the jurisdiction of the Building and any rules, regulations, instructions and procedures promulgated by Landlord with respect to Tenant design and/or construction in the Building, subject to approval by Landlord if Landlord does not unreasonably withhold its approval. The following Architect, if used by Tenant, is deemed consented to by Landlord: The Phillips Group.

a. Preparation and Approval of Space Plan. Tenant shall submit to the Architect all information, including occupancy requirements for the Premises (“Information”), necessary to enable the Architect to prepare a space plan showing all demising walls, corridors, entrances, exits, doors, interior partitions, and the locations of all offices, conference rooms, laboratories, computer rooms, mini-service kitchens, reception area, and file room (“Space Plan” ) and the Working Drawings (as defined below). The Architect shall incorporate the items described in Schedule 1, if any, attached hereto into the Space Plan, which Tenant is required to utilize in the construction of the Tenant Improvements.

Tenant shall cause the Architect to submit to Landlord the Space Plan for Landlord’s review and approval. Within five (5) Business Days after Landlord receives the Space Plan, Landlord shall either approve or disapprove the Space Plan and return the Space Plan to Tenant. In such event, Landlord shall require, and Tenant shall make the minimum changes necessary in order to correct the problems and shall return the Space Plan to Landlord, which Landlord shall approve or disapprove within three (3) Business Days after Landlord receives the revised Space Plan, This procedure shall be repeated until the Space Plan is finally approved by Landlord and written approval has been delivered to and received by Tenant. The Space Plan may be submitted by Tenant in one or more stages and at one or more times, and the time periods for Landlord’s approval shall apply with respect to each such portion submitted.

b. Preparation and Approval of Working Drawings. After the Space Plan is finally approved by Landlord, Tenant shall submit to Landlord drawings prepared by the Architect (“Working Drawings”) which shall be compatible with the design, construction and equipment of the Building, comply with all applicable statutes, laws, codes, ordinances, rules and regulations, be capable of logical measurement and construction, contain all such information as may be required for the construction of the Tenant Improvements, and the preparation of the Engineering Drawings (as defined in Subsection c. below), and contain all partition locations, plumbing locations, air conditioning system and duct work, special air conditioning requirements, reflected ceiling plans, office equipment locations, and special security systems. Such Working Drawings must incorporate such items as have been specified by Landlord as required for use in the Building, as set forth in Schedule 1 attached to this Agreement. The Working Drawings may be submitted in one or more stages and at one or more times, and the time periods for Landlord’s approval shall apply with respect to each such portion submitted.

Landlord shall approve the Working Drawings, or such portion as has from time to time been submitted, within ten (10) Business Days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Working Drawings in order to correct any problems and shall return the Working Drawings to Tenant. Tenant shall make the minimum changes necessary in order to correct any such problems and shall return the Working Drawings to Landlord, which Landlord shall approve or disapprove within five (5) Business Days after Landlord receives the revised Working Drawings. This procedure shall be repeated until all of the Working Drawings are finally approved by Landlord and written approval has been delivered to and received by Tenant.

c. Preparation and Approval of Engineering Drawings. After the Working Drawings are finally approved by Landlord, Tenant shall submit to Landlord, for Landlord’s review and approval, engineering drawings prepared by an Engineer approved by Landlord, showing complete mechanical, electrical, plumbing, HVAC, telecommunication, and computer cabling plans (“Engineering Drawings”). The Engineering Drawings may be submitted in one or more stages and at one or more times, and the time periods for Landlord’s approval shall apply with respect to each such portion submitted.

Landlord shall approve the Engineering Drawings, or such portion as has from time to time been submitted, within ten (10) Business Days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Engineering Drawings in order to correct any problems and shall return the Engineering Drawings to Tenant. Tenant shall make the minimum changes necessary in order to correct any such problems and shall return the Engineering Drawings to Landlord, which Landlord shall approve or disapprove within five (5) Business Days after Landlord receives the revised Engineering Drawings. This procedure shall be repeated until all of the Engineering Drawings are finally approved by Landlord and written approval has been delivered to and received by Tenant.

d. Integration of Working Drawings and Engineering Drawings into Final Plans. After Landlord has approved the Engineering Drawings, Tenant shall cause the Architect to integrate the approved Working Drawings with the approved Engineering Drawings (collectively “Final Plans”) and deliver the final Plans to Landlord. Tenant may submit the Final Plans in one or more stages and at one or more times, and the time periods for Landlord’s approval shall apply with respect to each such portion submitted.

Landlord shall approve the Final Plans within five (5) Business Days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Final Plans in order to correct any problems and shall return the Final Plans to Tenant. Tenant shall make the minimum changes necessary in order to correct any such problems and shall return the Final Plans to Landlord, which Landlord shall approve or disapprove within three (3) Business Days after Landlord receives the revised Final Plans. This procedure shall be repeated until all of the Final Plans are finally approved by Landlord and written approval has been delivered to and received by Tenant.

e. Landlord agrees that, in each case, it will not unreasonably withhold its approval of the drawings or plans, or of any changes or modifications thereof; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Premises, or which may affect the structural integrity of the Building or exceed the capacity of the Building mechanical, electrical or plumbing systems (unless Tenant bears the cost of any required upgrades to such systems). Any approval of the drawings or plans by Landlord shall not constitute approval of any delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such delays. At the time Landlord approves any plans it shall specify what improvements shown thereon, if any, will need to be removed as Tenant Specialty Items pursuant to Sections 10.01 and 29.01, and if not so elected, Tenant shall not be required to remove the same at the expiration of the term.

3. Design Construction Schedule. As soon as reasonably possible following execution and delivery hereof, Landlord and Tenant shall jointly prepare a design/construction schedule for Landlord Improvements and Tenant Improvements, which schedule shall be used to implement the scheduling and cooperation obligations of the parties set forth in Section 2.03.

4. Work and Materials at Tenant’s Expense. Tenant shall select a licensed general contractor or contractors (the “Contractor”) familiar with all applicable statutes, laws, codes, ordinances, rules and regulations pertaining to construction in the jurisdiction of the Building and any rules, regulations, instructions and procedures promulgated by Landlord with respect to Tenant design and/or construction in the Building, subject to approval by Landlord if Landlord does not unreasonably withhold its approval; to construct and install the Tenant Improvements in accordance with the Plans (the “Work”) at Tenant’s expense (subject to the Tenant Allowance). The following contractors, if used by Tenant, shall be deemed approved by Landlord: AP Construction.

a. All work performed in connection with the construction of the Tenant Improvements shall be performed in a good and workmanlike manner and in accordance with all applicable statutes, laws, codes, ordinances, rules and regulations and in accordance with the final approved Plans.

5. Rent Commencement Date. The Rent Commencement Date shall have the definition set forth in Article 1 of the Lease.

6. Tenant Improvement Expenses in Excess of the Allowance. Tenant agrees to pay all costs and expenses in excess of the Tenant Allowance incurred in connection with the Tenant Improvements. Tenant will pay such excess costs and expenses on a pro rata basis with Landlord’s payment of the Tenant Allowance.

EXHIBIT D-1

[Reserved]

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EXHIBIT D-2

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

1.	DEFINITIONS

1.1	Property:	One Parrott Drive Shelton, Connecticut

1.2	Property Manager:	Individual designated by Landlord as Landlord’s agent for building.

1.3	Consultant:	The Architect as defined in the Lease and any other architectural, engineering, or design consultant engaged by a Tenant in connection with Tenant Work.

1.4	Contractor:	Any Contractor engaged by a Tenant of the Property for the performance of any Tenant Work, and any Subcontractor, employed by any such Contractor.

1.5	Plans:	All Working Drawings, Engineering Drawings and Final Plans and any other architectural, electrical plumbing, HVAC, and mechanical construction drawings and specifications required for the proper construction of the Tenant Work.

1.6	Regular Business	Monday through Friday, 7:00 a.m. through Hours: 6:00 p.m., Saturday, 9:00 a.m. through 1:00 p.m., holidays excluded.

1.7	Tenant:	Any occupant of the Building.

1.8	Tenant Work:	Tenant Improvements as defined in the Lease and any other alterations, improvements, additions, repairs or installations in the Building performed by or on behalf of Tenant.

1.9	Tradesperson:	Any employee (including, without limitation, any mechanic, laborer, or Tradesperson) employed by a Contractor performing Tenant Work.

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2.	GENERAL

2.1	All Tenant Work shall be performed in accordance with these rules and regulations and the applicable provisions of the Lease.

2.2	The provisions of these rules and regulations shall be incorporated in all agreements governing the performance of all Tenant Work, including, without limitation, any agreements governing services to be rendered by each Contractor and Consultant.

2.3	Except as otherwise provided in these Rules and Regulations, all inquiries, submissions and approvals in connection with any Tenant Work shall be processed through the Property Manager.

3.	PLANS

3.1	Review and Approval

Except for the initial Tenant Improvements, which shall be governed by the Work Letter attached to the Lease, prior to commencement of Tenant’s Work to the Premises and the Building, Tenant shall deliver the plans and specifications therefor to Landlord for its written approval, which approval shall not be unreasonably withheld. Landlord shall respond to Tenant’s request for approval of Tenant’s plans and specifications within fifteen (15) Business Days after receipt of the first submission thereof and within five (5) Business Days of any re- submissions thereof; the failure of Landlord to respond within the applicable period shall constitute approval of such plans and specifications. In the event Landlord shall not approve the plans and specifications, Landlord shall notify Tenant in writing of its objections thereto. Landlord and Tenant shall thereafter work cooperatively and in good faith to reach agreement upon mutually acceptable plans and specifications.

3.2	Submission Requirements

a.	Except for the initial Tenant Improvements, which shall be governed by the Work Letter attached to the Lease, any Tenant performing Tenant Work shall, at the earliest possible time but at least one week before any Tenant Work is to begin, furnish to the Property Manager two full sets of Plans describing such Tenant Work.

b.	The design manifested in the Plans will be reviewed by the Landlord and shall comply with its requirements so as to avoid aesthetic or other conflicts with the design and function of the Property as a whole.

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4.	PRECONSTRUCTION NOTIFICATION AND APPROVALS

4.1	Approval to Commence Work

a.	No Tenant Work shall be undertaken by any Contractor or Tradesperson unless and until all the matters set forth in Section 4.2 below have been received for the applicable portion of the Tenant Work in question and unless Property Manager has approved the matters set forth in Article 4.2 below, such approval will be deemed given unless specific basis for disapproval is given within ten (10) Business Days after receipt of matters set forth in Section 4.2 below.

4.2	No applicable portion of the Tenant Work shall be performed unless, all of the following with respect to such portion of Tenant’s Work has been provided to the Property Manager and approved. In the event that Tenant proposes to change any of the following with respect to a portion of Tenant’s Work, the Property Manager shall be immediately notified of such change and such change shall be subject to the approval of the Property Manager, such approval to be deemed given unless specifically disapproved within ten (10) Business Days after request is submitted.

a.	Schedule for the work, indicating estimated start and completion dates, any phasing and special working hours, and also a list of anticipated shutdowns of Property systems.

b.	List of all Contractors and Subcontractors, including addresses, telephone numbers and trades employed of each Contractor and Subcontractor.

c.	Names and telephone numbers of the supervisors of the work.

d.	Copies of all necessary governmental permits, licenses and approvals.

e.	Proof of current insurance, to the limits set out in the attached “Insurance Requirements for Contractors”, naming Landlord as an additional insured party.

f.	Notice of the involvement of any Contractor in any ongoing or threatened labor dispute.

g.	Final lien releases upon completion.

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Tenant will be entitled to proceed with Tenant’s Work in various phases, and may proceed with one or more portions of Tenant’s Work that has been approved even through other portions of Tenant’s Work have not been approved.

4.3	Reporting Incidents

All accidents, disturbances, labor disputes or threats thereof, and other noteworthy events pertaining to the Building or the Tenant’s property shall be reported immediately to the Property Manager. A written report must follow within twenty-four (24) hours.

5.	CONSTRUCTION SCHEDULE

5.1	Coordination

a.	All Tenant Work shall be carried out expeditiously and without material disturbance and disruption to the operation of the Building.

b.	All schedules for the performance of construction must be coordinated through the Property Manager.

c.	If any Tenant Work requires the shutdown of risers and mains for electrical, mechanical, sprinklers and plumbing work, such work shall be supervised by a representative of Landlord. No Tenant Work will be performed in the Building’s mechanical or electrical equipment rooms without both Landlord’s prior approval and the supervision of a representative of the Landlord.

5.2	Time Restrictions

a.	Subject to Section 5.1 of these Rules and Regulations, general construction work will generally be permitted at all times, including during Regular Business Hours.

b.	Tenant shall provide the Property Manager with at least twenty-four (24) hours notice before proceeding with Special Work, as hereinafter defined, and such Special Work will be permitted only at times agreed to by the Property Manager during periods outside of Regular Business Hours. “Special Work” shall be defined as the following operations:

1.	All utility disruptions, shutoffs and turnovers;

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2.	Activities involving high levels of noise including demolition, coring, drilling and tramsetting;

3.	Activities resulting in excessive dust or odors, including demolition and spray painting.

c.	If disruptive, the delivery of construction materials to the Building, their distribution within the Building, and the removal of waste material shall also be confined to periods outside Regular Business Hours, unless otherwise waived by the Property Manager who will not unreasonably refuse to give such waiver.

6.	CONTRACTOR PERSONNEL

6.1	Work in Harmony

a.	Tenant shall ensure that all Contractors shall abide by the Rules and Regulations herein set forth as amended from time to time by Landlord.

b.	No Tenant shall at any time, either directly or indirectly, employ, permit the employment, or continue the employment of any Contractor if such employment or continued employment will or does interfere or cause any labor disharmony, coordination difficulty, delay or conflict with any other Contractors engaged in construction work in or about the Building or the complex in which the Building is located.

c.	Should a work stoppage or other action occur anywhere in or about the Building as a result of the presence anywhere in the Building, of a Contractor engaged directly or indirectly by a Tenant, or should such Contractor be deemed by Landlord to have violated any applicable rules or regulations, then Landlord may, without incurring any liability to Tenant or said Contractor, require any such Contractor to vacate the premises demised by such Tenant and the Building, and to cease all further construction work therein.

6.2	Conduct

a.	Tenant shall use good faith efforts to ensure the following: all Tradespersons, while in or about the Building, shall perform in a dignified, quiet, courteous, and professional manner at all times; Tradespersons shall wear clothing suitable for their work and shall remain fully attired at all times; and all Contractors will be responsible for their Tradespersons’ proper behavior and conduct. Proper conduct shall include refraining from sexual harassment, foul language, and loud radios.

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b.	The Property Manager reserves the right to remove anyone who, or any Contractor which, is causing a disturbance to any tenant or occupant of the Building or any other person using or servicing the Building; is interfering with the work of others; or is in any other way displaying conduct or performance not compatible with the Landlord’s standards.

6.3	Access

a.	No Contractor or Tradesperson will be permitted to enter any private or public space in the Building, other than the common areas of the Building necessary to give direct access to the premises of Tenant for which he has been employed, without the prior approval of the Property Manager.

b.	Tenant shall give notice to the Property Manager prior to undertaking work in any space outside of the Tenant’s premises that would disrupt other tenants or Building operations. This requirement specifically includes ceiling spaces below the premises where any work required must be undertaken at the convenience of the affected Tenant and outside of Regular Business Hours. Tenant shall ensure that Contractors undertaking such work, including work required to reinstate removed items and cleaning, be completed prior to opening of the next business day.

c.	Tenant shall require that all furniture, equipment and accessories in areas potentially affected by any Tenant Work be adequately protected by means of drop cloths or other appropriate measures. In addition, Tenant shall require that all Contractors be responsible for maintaining security to the extent required by the Property Manager.

6.4	Safety

a.	Tenant shall ensure the following: all Contractors shall police ongoing construction operations and activities at all times, keeping the premises orderly, maintaining cleanliness in and about the premises, and ensuring safety and protection of all areas, including, without limitation, truck docks, lobbies and all other public areas which are used for access to the premises.

b.	Tenant shall require all Contractors to appoint a supervisor who shall be responsible for all safety measures, as well as for compliance with all applicable governmental laws, statutes, ordinances, codes, rules and regulations such as, for example, “OSHA” legislation.

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c.	Any damage caused by Tradespersons or other Contractor employees shall be the responsibility of the Tenant employing the Contractor. Unless Tenant repairs the same, costs for repairing such damage shall be charged directly to such Tenant.

6.5	Parking

a.	Parking is not allowed in or near truck docks, in handicapped or fire access lanes, or any private ways in or surrounding the Property. Vehicles so parked will be towed at the expense of the Tenant who has engaged the Contractor for whom the owner of such vehicle is employed.

7.	PROPERTY MATERIALS

7.1	Delivery

All deliveries of construction material shall be safely and expeditiously delivered only at the location reasonably determined by the Property Manager.

7.2	Transportation in Property

a.	Distribution of materials from delivery point to the work area in the Building shall be accomplished with the least disruption to the operation of the Building as possible.

b.	Any damage caused to the Building through the movement of construction materials or otherwise shall be the responsibility of Tenant who has engaged the Contractor involved. Unless Tenant repairs the same, charges for such damage will be submitted by the Landlord directly to the Tenant.

7.3	Storage and Placement

a.	All construction materials shall be stored only in the premises where they are to be installed. No storage of materials will be permitted in any public areas, loading docks or corridors leading to the premises.

b.	No flammable, toxic, or otherwise hazardous materials may be brought in or about the Property unless: (i) all applicable laws, ordinances, rules and regulations are complied with, and (ii) all necessary permits have been obtained. All necessary precautions shall be taken by the Contractor handling such materials against damage or injury caused by such materials.

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c.	All materials required for the construction of the premises must substantially conform with the plans and specifications approved by Landlord, and must be installed in the locations shown on Plans approved by the Landlord.

d.	All Work shall be subject to reasonable supervision and inspection by Landlord’s representative.

e.	No substantial alterations to approved plans will be made without prior knowledge and approval of the Property Manager. Such changes shall be documented on the “as-built” drawings required to be delivered to Landlord pursuant to Section 10 of the Rules and Regulations.

f.	All protective devices (e.g., temporary enclosures and partitions) and materials, as well as their placement, must be approved by the Property Manager.

g.	It is the responsibility of Contractors to ensure that the temporary placement of materials does not impose a hazard to the Building or its occupants, either through overloading, or interference with Building systems, access or in any other manner whatsoever.

h.	All existing and/or new openings made through the floor slab for piping, cabling, etc. must be packed solid with fiberglass insulation to make openings smoke tight. All holes in the floor slab at abandoned floor outlets, etc. will be filled with solid concrete.

7.4	Salvage and Waste Removal

a.	All rubbish, waste and debris shall be neatly and cleanly removed from the Building by Contractors. The Building’s trash dumpster or compactor shall not be used for construction or other debris. For any demolition and debris, each Contractor must make arrangements with the Property Manager for the scheduling and location of an additional dumpster to be supplied at the cost of the Tenant engaging such Contractor. Where, in the opinion of the Property Manager, such arrangements are not practical, such Contractors will make alternative arrangements for removal at the cost of the Tenant engaging such Contractors.

b.	Toxic or flammable waste is to be properly removed daily and disposed of in full accordance with all applicable laws, ordinances, rules and regulations.

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c.	Prior to commencement of Tenant’s Work, the Property Manager will specify in writing to Tenant any items from the Premises Property Manager wishes Tenant to deliver to Property Manager at a designated area within the Building (including, without limitation, building standard doors, frames and hardware, light fixtures, ceiling diffusers, ceiling exhaust fans, sprinkler heads, fire horns, ceiling speakers and smoke detectors). Tenant will require the Contractors to deliver any such items to the Property Manager, without cost, to an area designated by the Property Manager which area shall be within the Building. All items not contained in such notice from Property Manager, may be removed from the Building and disposed of by the Contractors.

8.	PAYMENT OF CONTRACTORS

Tenant shall promptly pay the cost of all Tenant Work so that Tenant’s Premises and the Building shall be free of liens for labor or materials. If any mechanic’s lien is filed against the Building or any part thereof which is claimed to be attributed to the Tenant, its agents, employees or Contractors, Tenant shall give immediate notice of such lien to the Landlord and shall promptly discharge the same by payment or filing any necessary bond.

9.	CONTRACTORS INSURANCE

Prior to commencing any Tenant Work, and throughout the performance of the Tenant Work, Tenant shall ensure that each Contractor obtains and maintains insurance in accordance with the requirements attached hereunto. Each Contractor shall, prior to making entry into the Property provide Landlord with certificates that such insurance is in full force and effect.

10.	SUBMISSIONS UPON COMPLETION

a.	Upon completion of any Tenant Work and prior to taking occupancy, Tenant shall submit to Landlord a permanent Certificate of Occupancy and final approval of any other governmental agencies having jurisdiction.

b.	Tenant shall submit to Landlord’s representative a final marked-up set of Plans showing all items of the Work in full detail. When all Tenant’s Work is completed, “as built” drawings will be submitted to Landlord.

11.	CONFLICT BETWEEN RULES AND REGULATIONS AND LEASE

In the event of any conflict between the Lease and any rules and regulations, the terms of the Lease shall control.

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INSURANCE REQUIREMENTS FOR CONTRACTORS

When Tenant Work is to be done by Contractors in the Property, the Tenant authorizing such work shall be responsible for including in the contract for such work the following insurance and indemnity requirements to the extent that they are applicable. Insurance certificates must be received prior to construction. Landlord shall be named as an additional insured party on all certificates.

INSURANCE

Each Contractor and each Subcontractor shall, until the completion of the Tenant Work in question, procure and maintain at its expense, the following insurance coverage in the following minimum limits:

Workers’ Compensation

(including coverage for Occupations Disease)

Limit of Liability
Workers’ Compensation	Statutory Benefits
Employers Liability	$500,000

Commercial General Liability

(including contractual liability assumed by the Contractor and the Tenant under the Lease and Completed Operations coverage)

Limit of Liability
Bodily Injury & Property Damage	$2,000,000 combined single limit

Comprehensive Automobile Liability

(including coverage for Hired and Non-owned Automobiles)

Limit of Liability
Bodily Injury & Property Damage	$1,000,000 per occurrence

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EXHIBIT E

Commencement Date Agreement

THIS COMMENCEMENT DATE AGREEMENT (the “CDA”) is made and entered into as of this      day of             , 200    , by and between SHELTON PARROTT ASSOCIATES, L.L.C., a Connecticut limited liability company, having an office c/o Cambridge-Hanover, L.P., 65 Locust Avenue, New Canaan, Connecticut 06840 (“Landlord”) and CARA THERAPEUTICS, INC., a                      corporation, with its principal office at                     (“Tenant”);

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Lease Agreement dated             , 2006 (the “Lease”), for an agreed 53,040 Rentable Square Feet in the Building located at One Parrott Drive, Shelton, Connecticut; and

WHEREAS, the parties desire to establish the Commencement Date and Expiration Date as set forth below,

NOW, THEREFORE, in consideration of the mutual and reciprocal promises herein contained, Tenant and Landlord hereby agree that said Lease hereinafter described, and the same is hereby modified in the following particulars:

1. The term of the Lease by and between Landlord and Tenant commenced on                      (the “Commencement Date”). The initial term of said Lease shall terminate on                      (the “Expiration Date”). Article 2, entitled “Term”, and all references to the Commencement Date and Expiration Date in the Lease are hereby amended.

2. Except as modified and amended by this Commencement Agreement, the Lease shall remain in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed, as of the day and year first above written.

LANDLORD

SHELTON PARROTT ASSOCIATES, L.L.C.,
a Connecticut limited liability partnership

By:
Print Name:
Print Title:

TENANT

CARA THERAPEUTICS, INC.

By:
Print Name:
Print Title:

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EXHIBIT F

Subordination, Attornment and Nondisturbance Agreement

THIS AGREEMENT is made this      day of             , 200    , among CARA THERAPEUTICS, INC. (“Tenant”),                     (together with its subsidiaries, affiliates, successors and assigns, the “Lender”), and SHELTON PARROTT ASSOCIATES, L.L.C. (the “Landlord”);

A. By lease agreement dated                      (the “Lease”), Landlord leased to Tenant premises (the “Premises”) located at One Parrott Drive, Shelton, Connecticut (the “Building Project”) and more particularly described in Exhibit “A” attached hereto.

B. Lender is the owner and holder of indebtedness secured by a [mortgage/deed of trust] recorded as Instrument Number                      in the                      (the “Deed of Trust”) which constitutes a lien against the Premises.

C. Tenant has agreed to subordinate the Lease to the Deed of Trust upon the terms and conditions stated in this Agreement.

NOW, THEREFORE, in consideration of their mutual promises, Lender, Landlord and Tenant agree as follows:

1. Subordination. The Lease and all renewals, modifications, consolidations, replacements and extensions of the Lease are subject and subordinate to the Deed of Trust and all renewals, modifications, consolidations, replacements and extensions of the Deed of Trust.

2. Attornment. Tenant agrees to attorn to Lender if Lender acquires title to the Premises by foreclosure or otherwise, or to any third party who acquires title to the Premises at a foreclosure sale under the Deed of Trust and to their respective successors and assigns (such lender or purchaser and its successors and assigns being referred to in this agreement as the “New Landlord” and the date on which New Landlord acquires title to the Premises being referred to herein as the “Attornment Date”) in each case under all of the terms, conditions, and covenants of the Lease; provided, however, that:

a. Tenant shall be under no obligation to pay any rent or render any performance to the New Landlord until it has received notice (in the manner provided herein) of its obligation to do so from New Landlord. If and to the extent the Tenant receives such notice from New Landlord:

(1) Landlord agrees that Tenant may rely upon such notice and documentation, and need not obtain other confirmation of New Landlord’s right and authority to receive such payments or performance, as the case may be;

(2) Landlord, to the extent that such payment is made, or performance rendered, to the New Landlord, releases and discharges Tenant from liability under the Lease for such payments, or such performance, to the same extent as if they had been made or rendered to Landlord; and

(3) Landlord agrees to look solely to New Landlord for recovery of any such payments, or performance, made by Tenant in favor of New Landlord in the event that Landlord disputes New Landlord’s right to receive such payments, or performance, as the case may be.

b. New Landlord shall assume and be bound by all obligations of Landlord under the Lease arising after the Attornment Date (except as otherwise provided herein) and so long as Tenant is not in default under the Lease beyond any applicable cure period, shall recognize and not disturb the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease for the remaining balance of the Lease term and any renewals or extensions thereof, with the same force and effect as if such New Landlord were the original “Landlord” under the Lease.

c. From and after the Attornment Date, the respective rights and obligations of Tenant and New Landlord will be as provided in the Lease, which is incorporated in this Agreement by reference, except that:

(1) New Landlord will not be liable for nonpayment or nonperformance by any prior landlord of Lease obligations arising prior to the Attornment Date, or for damages resulting from any prior landlord’s act or omission which occurred prior to the Attornment Date, except that:

(a) Tenant will be entitled to utilize any rent reduction, offset, credit or holdback rights available to Tenant under the Lease to recover the cost of curing any such default of a prior landlord if Tenant shall have given the Lender written notice of the default, act or omission of the prior landlord giving rise to Tenants’ rights and afforded Lender a reasonable opportunity to cure the default (whether or not the Lender elected to cure the default);

(b) New Landlord will be obligated to remedy any non-monetary default by any prior landlord which is of a continuing nature (such as, for example, a failure to repair) that continues unremedied after the Attornment Date.

(2) New Landlord will not be bound by any rent paid in advance by Tenant to any prior landlord for more than the current month and one additional month.

(3) New Landlord will not be liable for any security deposit paid by Tenant to any prior landlord, except to the extent such security deposit has been actually received by or credited to the account of New Landlord.

(4) New Landlord shall not be obligated to construct or finish the construction or to renovate or finish the renovation of the Premises or any Common Areas as described in the Lease, unless it expressly assumes such obligation after it succeeds to the interest of the prior landlord under the Lease; provided, however if Lender fails to assume such obligation to finish the construction or renovation within sixty (60) days after acquisition of title to the Premises and such failure materially adversely affects Tenant’s ability to operate at the Premises, Tenant shall have, as its sole remedy, the right within thirty (30) days thereafter to cancel the Lease by giving new Landlord written notice of such cancellation.

3. Payment of Rent to Lender. If Lender becomes a mortgagee in possession of the Premises or exercises its rights under the loan documents securing its loan to Landlord to have rental payments made directly to Lender without taking possession of the Premises, then Tenant agrees to make all payments of rent directly to Lender upon Lender’s written instructions to Tenant. If and to the extent Lender demands and receives any such payments from Tenant:

a. Landlord agrees that Tenant may rely upon such written instructions of Lender and need not obtain other confirmation of Lender’s right and authority to receive such payments;

b. Landlord, to the extent of such rental payments, releases and discharges Tenant from liability under the Lease for such payments, to the same extent as if they had been made to Landlord; and

c. Landlord agrees to look solely to Lender for recovery of any such payments made by Tenant in the event Landlord disputes Lender’s right to receive such payments.

4. Non-Disturbance. Lender agrees that so long as Tenant is not in default under the Lease beyond any applicable cure period:

a. Tenant’s possession of the Premises and its rights and privileges under the Lease will not be diminished or interfered with (except as otherwise modified herein) and its occupancy of the Premises will not be disturbed; and

b. Tenant will not be named as a party to any foreclosure proceedings unless Tenant’s joinder is required by law.

5. Modification of Lease. Except as expressly contemplated by the Lease, Tenant agrees that so long as the Premises are subject to the lien of the Deed of Trust, Tenant will not, without the prior written consent of the Lender, enter into any agreement modifying the Lease in any material respect (including without limitation, any decrease in the rent, decrease of the Lease Term or delay in the Commencement Date), and that Lender will not be bound by any such agreement made without its consent.

6. Lender’s Right to Cure Landlord Defaults. So long as the Premises are subject to the lien of the Deed of Trust, Tenant will give Lender duplicate notice of any claimed default on the part of Landlord, in the manner provided by the Lease, at the address set forth in this Agreement, and will permit Lender to cure any default by Landlord under the Lease during any period when the Landlord would be entitled to do so, and (i) for fifteen (15) days after such period with respect to any default which can be cured by the payment of money, and (ii) with respect to any other default, for thirty (30) days after such period, and for such reasonable additional time, not to exceed ninety (90) days, as may be required to effect a cure, if Lender, acting diligently, cannot effect the cure within the first thirty (30) day period, but promptly commences to cure the default and notifies Tenant in writing that it has commenced such cure within such period, and proceeds diligently to effect such cure; provided, however, Tenant shall not be required to give notice to Lender or Landlord or permit any cure period with respect to any emergency repairs necessary to avoid injury to persons or material damage to property which are completed by Tenant in accordance with the terms of the Lease.

7. New Landlord shall have no obligation nor incur any liability with respect to any representations or warranties made by the prior landlord in the Lease or with respect to any conflict between the provisions of the Lease and the provisions of any other lease affecting the Building Project. New Landlord shall not be liable for any indirect or consequential damages and Tenant agrees to look exclusively to New Landlord’s equity in the Building Project for the payment or discharge of any obligations imposed upon New Landlord hereunder or under the Lease or for recovery of any judgment obtained against New Landlord. In no event shall New Landlord or any of its officers, directors, shareholders, agents, servants, employees or representatives be personally liable for any such obligations or judgments. In the event of the assignment or transfer of New Landlord’s interest in the Premises or the Building Project, all obligations and liabilities of New Landlord under this Agreement and the Lease arising after such assignment or transfer shall terminate and thereafter all such obligations and liabilities shall be the responsibility of the assignee or transferee.

8. Notices. All notices required or permitted by the terms of this Agreement shall be deemed given only when deposited in the United States Registered or Certified Mail, Postage Prepaid, or, with verification of delivery, when received by telegram, cable, telex, commercial courier or any other generally accepted means of business communication, to a party at the address set forth below for each party. A party may change the address to which notices must be sent by giving notice to the other parties in accordance with this Paragraph. The initial notice address for each party is as follows:

If to Lender:

If to Tenant:

If to Landlord:

9. Interpretation and Effect. This Agreement:

a. shall remain in effect at all times during the Lease or any extension or renewal of the Lease, notwithstanding any default or foreclosure under the Deed of Trust;

b. is to be governed, enforced, and construed in accordance with the internal laws of the State of Connecticut;

c. binds the parties and their successors and assigns, notwithstanding any inconsistent provisions of the Deed of Trust, and the covenants contained in this Agreement shall be covenants running with the land and bind all successors in title to the Premises; and

d. may not be modified except by a writing executed by the parties.

10. Recitals. The recitals set forth at the beginning of this Agreement are incorporated herein by this reference as though fully set forth, and this Agreement shall be construed in light thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument by their duly authorized officers, all as of the date first stated above.

TENANT

CARA THERAPEUTICS, INC.

By:
Print Name:
Print Title:

LENDER:

By:
Print Name:
Print Title:

LANDLORD:

SHELTON PARROTT ASSOCIATES, L.L.C.

By:
Print Name:
Print Title:

STATE OF

CITY/COUNTY OF                     , to-wit:

The foregoing instrument was acknowledged before me      this day of             , 2006, in the City/County of                     , State of                      by                     ,                      of Cara Therapeutics, Inc. on its behalf.

Notary Public

My commission expires:

STATE OF

CITY/COUNTY OF                     , to-wit:

The foregoing instrument was acknowledged before me this      day of             , 2006, in the City/County of                     , State of                      by                     ,                      of                      on its behalf.

Notary Public

My commission expires:

STATE OF

CITY/COUNTY OF                     , to-wit:

The foregoing instrument was acknowledged before me this      day of             , 2006, in the City/County of                     , State of                      by                     ,                      of Shelton Parrott Associates, L.L.C. on its behalf.

Notary Public

My commission expires:

EXHIBIT G

Parking Plan

(To Be Attached)

G-1

EXHIBIT G

Parking Plan

TenanT Reserved Spaces
(10 spaces)
NEW LANDSCAPING AT NEW FRONT ENTRANCE AND TURNAROUND- REFER TO SHEET A2 FOR DETAILS AND DESCRIPTION
EXIST. C.B.
EXISTING DRIVE
NO CHANGE IN EXISTING LANDSCAPE
EXISTING SIGN STONE WALL TO REMAIN
NORTH
PROPOSED SITE PLAN
GRAPHIC SCALE
PLAN OF EXIST. WALL W/ SIGN
SIDE ELEVATION
FRONT ELEVATION- EXIST. WALL W/ SIGN
EXISTING WALL AND SIGN DETAILS
STANDARD PARKING SPACE
TYPICAL PARKING SPACE DETAIL

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE is dated as of September 25, 2006, by and between SHELTON PARROTT ASSOCIATES, L.L.C. (the “Landlord”), and CARA THERAPEUTICS, INC. (the “Tenant”).

WITNESSETH:

WHEREAS, by that certain Lease dated as of September 18, 2006, by and between Landlord and Tenant, Landlord leased to Tenant and Tenant leased from Landlord the Premises as more particularly described and defined in the Lease and which is located at One Parrott Drive, Shelton, Connecticut; and

WHEREAS, Section 23.07 of the Lease permits the Tenant to deposit the Security Deposit Amount with Landlord in the form of a Irrevocable Letter of Credit (the “Letter of Credit”) in the form attached as Exhibit C to the Lease; and

WHEREAS, Section 23.07 of the Lease and Exhibit C thereto provide that so long as there have been no drawings against the Letter of Credit, there shall be automatic reductions in the stated amount of the Letter of Credit on each anniversary date of the issuance of the Letter of Credit until the stated amount of the Letter of Credit is $700,000; and

WHEREAS, Landlord and Tenant intended and agreed that such annual reductions in the Letter of Credit were to occur annually on March 1 of each year beginning with March 1, 2008; and

WHEREAS, the parties desire to amend the Lease and Exhibit C thereto to conform to the intention and agreement of the parties;

NOW, THEREFORE, for and consideration of the premises, the sum of $10.00 cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Section 23.07 of the Lease is amended by deleting the penultimate sentence thereof and inserting the following provision in lieu thereof:

“The Letter of Credit will provide that so long as no drawing has been made against the Letter of Credit, the stated amount thereof will be automatically reduced by Two Hundred Ninety-Four Thousand Dollars ($294,000.00) on March 1, 2008, and on March 1 of each year thereafter until the stated amount of the Letter of Credit is equal to Seven Hundred Thousand Dollars ($700,000.00).”

2. Exhibit C to the Lease captioned “Form Letter of Credit” is hereby amended by deleting paragraph C on page C-2 and inserting the following provision in lieu thereof:

“C. Provided no drawing has been made against this Letter of Credit, the stated amount of this Letter of Credit shall automatically be reduced by Two Hundred Ninety-Four Thousand Dollars ($294,000.00) on March 1, 2008, and each anniversary date thereafter until the stated amount of this Letter of Credit shall be equal to Seven Hundred Thousand Dollars ($700,000.00), whereupon no further reductions in the stated amount of this Letter of Credit shall occur except as a result of a drawing hereunder.”

3. Except as amended or modified herein, the Lease shall remain in full force and effect and is hereby ratified and confirmed as amended by this First Amendment to Lease.

4. This First Amendment to Lease may be executed in multiple counterparts, each of which shall constitute an original but all of which taken together shall constitute but one and the same instrument.

5. This First Amendment may be executed by facsimile signatures, which the parties agree are to be treated as original signatures for all purposes.

IN WITNESS WHEREOF, this First Amendment to Lease has been executed on behalf of Landlord and Tenant as of the date first above written.

LANDLORD

SHELTON PARROTT ASSOCIATES, L.L.C.

By:	Cambridge Hanover, L.P.,
Manager

	By:	Cambridge Hanover, Inc.
General Partner

By:
Jonathan P. Garrity
President & CEO

TENANT

CARA THERAPEUTICS, INC.

By:
	Print Name:	DEREK CHALMERS
	Print Title:	PRESIDENT & CEO

2

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE is dated as of February 15, 2007, by and between SHELTON PARROTT ASSOCIATES, L.L.C. (the “Landlord”), and CARA THERAPEUTICS, INC. (the “Tenant”).

WITNESSETH:

WHEREAS, by that certain Lease (as amended, the “Lease”) dated as of September 18, 2006, by and between Landlord and Tenant, Landlord leased to Tenant and Tenant leased from Landlord the Premises as more particularly described and defined in the Lease and which is located at One Parrott Drive, Shelton, Connecticut; and

WHEREAS, the Lease has been amended by a First Amendment to Lease dated September 25, 2006; and

WHEREAS, Section 12.05 of the Lease requires Landlord to construct certain Landlord Improvements to the Building Project and Landlord and Tenant desire to define and describe the Landlord Improvements with more particularity;

NOW, THEREFORE, for and consideration of the premises, the sum of $10.00 cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. The Lease is amended as follows:

(a) By deleting the first sentence of Section 12.05 in its entirety and replacing it with the following:

Landlord covenants and agrees, at Landlord’s sole cost and expense (but subject to the payment by Tenant of the amounts specified below), to complete the following improvements (collectively, the “Landlord Improvements” to the Building Project: (i) the Demolition work, (ii) the HVAC Work, (iii) the Roof Work, (iv) the Electrical Upgrade, (iv) the installation of twelve (12) 6’ x 6’ punch out windows, and (v) the installation of a gas utility line to the Premises with submeter.

(b) By adding, at the end of Section 12.05, the following provisions to the end of Section 12.05:

(1) Demolition. The demolition work (the “Demolition Work”) to be included in both Landlord Improvements and Tenant Improvements (See Exhibit A attached hereto) is shown and described on plans (the “Demolition Plans”) prepared by The Phillips Group dated December 26, 2006 (sheets AA and D-1.0). The Demolition Work shall exclude, however, the items described as to be performed later by either Landlord or Tenant. Landlord shall enter into a contract for the performance of all of the Demolition Work. Landlord shall be responsible for the cost of all Demolition Work as shown in the Demolition Plans, provided that Tenant shall contribute $97,000 toward the cost thereof, such contribution may be paid as a debit against the Tenant Allowance. Landlord agrees that it will incorporate changes to the trenching portion of the Demolition Plans as requested by Tenant (currently showing trenching of 1,135 linear feet) provided that Tenant shall be responsible for all incremental costs actually incurred by Landlord (i.e., $91 per linear foot plus contractor’s overhead, profit and general conditions and any design costs) as a result of the changes and that any such changes will not result in a material delay in the performance of the Demolition Work. Any incremental costs for which Tenant is responsible pursuant to the preceding sentence shall be added to the debit against the Tenant Allowance described above. Landlord will use commercially reasonable efforts to cause the Demolition Work to be performed as soon as reasonably practical.

(2) HVAC. Landlord shall enter into a contract for the placement of heating, ventilating, and air conditioning equipment (the “HVAC Equipment”) at the Premises having a total capacity of 282.5 tons in accordance with the plans (the HVAC Plans”) prepared by Landlord’s engineer, Eastern Engineering, dated February 16, 2007. The preparation of the HVAC Plans by Landlord’s engineer, including the portions relating to the modification of standard units, has been at the direction of Tenant’s engineer, Syska Hennessy. Tenant confirms that it is satisfied that the design and specification of the HVAC Equipment as contained in the HVAC Plans is adequate for Tenant’s use of the Premises. The HVAC Plans provide for the placement of two (2) twenty seven and one half (27.5) ton standard units, one (1) thirty five (35) ton standard units, two (2) forty (40) ton standard units, two (2) fifty (50) ton standard units and one (1) twelve and one half (12.5) ton Unit RTU-A. Landlord agrees that it will incorporate changes to the scope of the contract for the HVAC Work as requested by Tenant provided that Tenant shall be responsible for all incremental cost increases incurred as a result of the changes and that any such changes will not result in a material delay in the performance of the HVAC work. In addition to the placement of the HVAC Equipment, Landlord, will contract for the installation of natural gas piping for the HVAC Equipment, installation of electrical lines to the HVAC Equipment, the installation of steel supports necessary for the HVAC Equipment, penetrations of the roof for ductwork connects and the roof top design work (all of which, including the installation of the HVAC Equipment, is referred to herein as the “HVAC Work”). Tenant agrees that it will be responsible for thirty-seven and 56/100 percent (37.56%) of the total cost of the HVAC Work (except that Tenant shall reimburse Landlord for 100% of the HVAC Work performed at the request of Tenant not within the scope of the February 16, 2007 version of the HVAC Plans. Tenant’s obligation with respect to the cost of the HVAC Work may be paid as a debit against the Tenant Allowance provided that there is a sufficient balance remaining to cover Tenant’s obligation. If there is an insufficient balance in the Tenant Allowance to pay the amount of Tenant’s obligation, then Tenant shall pay to Landlord its share of the cost of the HVAC Work not covered by the Tenant Allowance within fifteen (15) days after receipt of the invoice. Following completion of the HVAC Work, Landlord shall send to Tenant an invoice for Tenant’s share of the cost of the HVAC Work, together with copies of all invoices which comprise the cost of the HVAC Work and the calculation of Tenant’s share.

(3) Roof. Landlord agrees to perform roof work on the Premises (the “Roof Work”) in accordance with the specifications prepared by Firestone dated January 17, 2007. The Roof Work will include the issuance of a fifteen (15) year warranty by Firestone (copy attached as Exhibit B). Tenant confirms that performance of the Roof Work by Landlord will satisfy its obligations with respect to the roof.

(4) Electrical. In addition to any electrical work that Landlord is to perform as a part of the HVAC Work, Landlord will cause to be installed new 480 volt 1200 Amp 3 Phase electric service to (but not beyond) a main switch to be located within the main building switchboard in the Premises. Landlord will also cause to be constructed an electrical room in a location mutually acceptable to Landlord and Tenant and will install an electrical submeter for the Premises. All of the foregoing work shall be at Landlord’s expense and shall be referred to in this Lease as the “Electrical Upgrade. “ Tenant shall be responsible for performing and paying for any additional electrical work in the Premises including, but not limited to, installation of additional electrical panels, feeders or equipment required for distribution within the Premises except to the extent such work is within the definition of the HVAC Work for which Tenant shall pay a proportionate share as provided above.

(c) By deleting the last sentence of Section 2.03 and inserting the following in lieu thereof:

Landlord and Tenant shall reasonably cooperate with each other in scheduling work with the objective that the portion of the Landlord Improvements consisting of the (i) Demolition Work, (ii) the Roof Work, (iii) the portion of the HVAC Work consisting only of the acquisition of the HVAC Equipment the placement thereof in the locations specified in the HVAC Plans, and (iv) the electric service upgrade, all be completed by June 1, 2007 and that the remainder of the Landlord Improvements and all of the Tenant Improvements be completed by August 1, 2007. Landlord shall proceed with all due diligence, consistent with the joint construction schedule agreed upon by Landlord and Tenant, to complete the remainder of the Landlord Improvements following the Commencement Date.

(d) By deleting the definition of “Commencement Date” in Article 1 and replacing it with the following:

“Commencement Date” shall mean the date on which Landlord tenders possession of the Premises to Tenant with the following substantially complete such that only minor items which would not hinder the prosecution of the work comprising the Tenant’s Improvements remain to be completed: (i) the Demolition Work, (ii) the

Roof Work, and (iii) the portion of the HVAC Work consisting only of the acquisition and placement of the HVAC Equipment in the locations as specified in the HVAC Plans and (iv) the electric service upgrade. Tenant agrees to accept possession of the Premises on the Commencement Date.

(e) By deleting the definition of “Rent Commencement Date” in Article 1 and replacing it with the following:

“Rent Commencement Date” shall mean the later of (i) the date which is sixty (60) days after the Commencement Date, and (ii) the date Landlord substantially completes the Landlord Improvements, provided that (iii) the Rent Commencement Date shall in no event be earlier than August 1, 2007 and (iv) in the event the Commencement Date, but for the provisions of this clause (iv), is later than June 1, 2007 but Landlord’s failure to complete any of Landlord’s Improvements which are a precondition to the occurrence of the Commencement Date does not result in any delay in the completion by Tenant of Tenant’s Improvements, the Commencement Date shall be deemed to have occurred on June 1, 2007. Notwithstanding the foregoing to the contrary, if Tenant opens for business in the Premises on or after August 1, 2007, and the Rent Commencement Date has not otherwise previously occurred, the Rent Commencement Date shall be deemed to have occurred on the date Tenant opens for business in the Premises.

(f) By deleting the definition of “Term” in Article 1 and replacing it with the following:

“Term” shall mean the period commencing on the Commencement Date and ending ten (10) years after the Rent Commencement Date (the “Initial Term”), as extended or sooner terminated pursuant to the terms of this Lease (See Article 2).

(g) By adding the following definitions in Article 1, in alphabetical order:

“Demolition Work” shall have the definition set forth in Section 12.05.

“Electrical Upgrade” shall have the definition set forth in Section 12.05.

“HVAC Work” shall have the definition set forth in Section 12.05.

“Roof Work” shall have the definition set forth in Section 12.05.

(h) By changing the amount of the “Tenant Allowance” as set forth in Exhibit D, Section 1 of the Lease to equal the sum of (a) up to $35.00 per square foot of Rentable Area of the ground floor portions of the Premises (i.e. $1,856,400 subject to adjustment in the event of a re-measurement) but excluding space leased pursuant to a Right of First Offer and (b) the amount of $271,000.

4

(i) By adding the following sentence at the end of the first paragraph of Exhibit D of the Lease: “Tenant agrees to install or cause to be installed, as part of the Tenant Improvements, restrooms in the Premises in accordance with the architectural bid set plans prepared by TPG dated January 15, 2007, as amended for removal of two (2) sinks from both women’s and men’s rooms and reduced tiles on the walls.”

2. Landlord and Tenant shall both have access to the Premises from and after the date of this Amendment for purposes of completing the Landlord Improvements and the Tenant Improvements. Both parties shall work together in good faith to coordinate their work and avoid interference with the other’s work. When schedules overlap and cannot be adjusted without incurring material additional costs, Landlord shall have priority rights prior to June 1, 2007 and Tenant shall have priority rights thereafter.

3. Annual increases in Base Rent as set forth in Exhibit B shall occur on anniversaries of the Rent Commencement Date.

4. Except as amended or modified herein, the Lease shall remain in full force and effect and is hereby ratified and confirmed as amended by this Second Amendment to Lease.

5. This Second Amendment to Lease may be executed in multiple counterparts, each of which shall constitute an original but all of which taken together shall constitute but one and the same instrument.

6. This Second Amendment may be executed by facsimile signatures, which the parties agree are to be treated as original signatures for all purposes.

IN WITNESS WHEREOF, this Second Amendment to Lease has been executed on behalf of Landlord and Tenant as of the date first above written.

5

LANDLORD

SHELTON PARROTT ASSOCIATES, L.L.C.

By:	Cambridge Hanover, L.P.,
Manager

	By:	Cambridge Hanover, Inc.
General Partner

By:
Jonathan P. Garrity
President & CEO

Date:	2/20/07

TENANT

CARA THERAPEUTICS, INC.

By:
	Print Name:	DEREK CHALMERS
	Print Title:	PRESIDENT

Date:	2/15/07

EXHIBIT A

Demo Plan Key Notes		Responsibility
1.	Existing CMU partition to be removed. Protect existing columns, roof leaders, structure & bearing walls during demolition.	By Landlord, except lower right corner of plan (mezzanine area) which will be done at a later time by Tenant.
2.	Existing Mezzanine and stair to be removed	To be done at a later time by Tenant.
3.	Existing sprinkler riser to remain	NA
4.	Existing roll down gate to be removed	To be done at a later time with the new doors by Tenant.
5.	Existing storefront system to be removed	By Landlord
6.	Existing exterior transformer and elec. Panel to be removed and relocated	To be done at a later time by Landlord.
7.	Existing roof access door and ladder to be removed	To be done at a later time (removal) by Tenant. To be relocated at a later time by Landlord.
8.	Typical existing electric panels to be removed	By Landlord
9.	Typical existing light fixtures to be removed	By Landlord
10.	Existing plumbing fixtures to be removed	Toilets to be removed and capped by Landlord.
11.	Entire existing finished flooring (VCT, ETC) to be removed	By Landlord
12.	Cut new door opening	To be done at a later date by Tenant
13.	All existing ductwork shall be removed	By Landlord
14.	Typical new masonry openings for new windows	By Landlord
15.	Existing electrical panels to remain	NA
16.	Existing switch gear to remain	NA
17.	Existing column enclosure to be removed	By Landlord
18.	Existing fan, electrical wiring, and louver to be removed	To be done at a later time by Tenant
19.	Existing light fixture and sprinkler heads to remain	NA
20.	Typical trench slab to depth and width as required by new plumbing; includes backfill and concrete but not piping	By Landlord except Tenant to furnish and install all pipe
21.	New masonry wall (bracing)	By Landlord

A-1

EXHIBIT B

COPY OF ROOF WARRANTY

(To Be Attached)

A-1

RED SHIELD WARRANTY

Firestone BUILDING PRODUCTS

ROOFING SYSTEM LIMITED WARRANTY

Warranty No: ____________ FBPCO # ____________ Square Footage: ____________

Building Owner: ____________

Building Identification: ____________

SAMPLE

Building Address: ____________

Warranty Period Of: ____________ Years, Beginning On: ____________

Roofing Contractor: ____________

For the warranty period indicated above, Firestone Building Products Company ("Firestone"), a division of BFS Diversified Products, LLC, a Delaware limited liability company, warrants to the Building Owner ("Owner") above that Firestone will, subject to the Terms, Conditions and Limitations set forth below, repair any leak in the Firestone Roofing System ("System").

TERMS, CONDITIONS AND LIMITATIONS

1. The System is limited to mean the Firestone brand membranes, Firestone brand insulation, and other Firestone brand accessories when installed in accordance with Firestone technical specifications.
2. In the event any leak should occur in the System: (a) The Owner must give written notice to Firestone within thirty (30) days of any occurrence of a leak. By so notifying Firestone, the Owner authorizes Firestone or its designee to investigate the cause of the leak. (b) If upon investigation, Firestone determines that the leak is not excluded under the Terms, Conditions and Limitations set forth in this limited warranty, the Owner's sole and exclusive remedy and Firestone's liability will be limited to the repair of the leak. (c) Should the investigation reveal that the leak is excluded under the Terms, Conditions and Limitations, the Owner is responsible for payment of the investigation costs. Failure by Owner to pay for these costs shall render this Red Shield Roof System Limited Warranty ("Limited Warranty") null and void. Firestone will advise the Owner of the type and/or extent of repairs required to be made at the Owner's expense that will permit this Limited Warranty to remain in effect for the unexpired portion of its term. Failure by the Owner to properly make these repairs in a reasonable manner using a Firestone licensed applicator and within a reasonable time shall render this Limited Warranty null and void. (d) Any dispute, controversy or claim between the Owner and Firestone concerning this Limited Warranty shall be settled by mediation. In the event that the Owner and Firestone do not resolve the dispute, controversy or claim in mediation, the Owner and Firestone agree that neither party will commence or prosecute any suit, proceeding, or claim other than in the courts of Hamilton County in the state of Indiana or the United States District Court, Southern District of Indiana, Indianapolis Division. Each party irrevocably consents to the jurisdiction and venue of the above-identified courts.
3. Firestone shall have no obligation under this Limited Warranty unless and until Firestone and the licensed applicator have been paid in full for all materials, supplies, services, warranty costs and other costs which are included in, or incidental to, the System.
4. Firestone shall have no obligation under this Limited Warranty, or any other liability, now or in the future if a leak or damage is caused by: (a) Natural forces, disasters, or acts of God including, but not limited to, winds in excess of 55 MPH, hurricanes, tornadoes, hail, lightning, earthquakes, atomic radiation, insects, or animals; (b) Any act(s), conduct or omission(s) by any person, or act(s) of war, which damages the System or which impairs the System's ability to resist leaks; (c) Failure by the Owner to use reasonable care in maintaining the System, said maintenance to include, but not limited to those items listed on the reverse side of this Limited Warranty titled "Building Envelope Care and Maintenance Guide"; (d) Deterioration or failure of building components, including, but not limited to, the roof substrate, walls, mortar, HVAC units, etc.; (e) Condensation or infiltration of moisture in, through, or around the walls, copings, rooftop hardware or equipment, building structure or underlying or surrounding materials. Firestone specifically excludes any damage to the Firestone insulation or roof system that may come from moisture within the roof deck or existing roof system. (f) Any acid, oil, harmful chemical, chemical or physical reaction and the like which comes in contact with the System, which damages the System, or which impairs the System's ability to resist leaks; (g) Alterations or repairs to the System not approved in writing by Firestone; (h) The architecture, engineering, construction or design of the roof, roofing system, or building. Firestone does not undertake any analysis of the architecture or engineering required to evaluate what type of roof system is appropriate; (i) A change in building use or purpose; (j) Failure to give proper notice as set forth in paragraph 2(a) above.
5. This Limited Warranty shall be transferable subject to Firestone inspection, written approval, and payment of the current transfer fee.
6. During the term of this Limited Warranty, Firestone, its designated representative or employees shall have free access to the roof during regular business hours. In the event that roof access is limited due to security or other restrictions, Owner shall reimburse Firestone for all reasonable costs incurred during inspection and/or repair of the System that are due to delays associated with said restrictions. Owner shall be responsible for the removal and replacement of any overburdens, superstrata or overlays, either permanent or temporary, excluding accepted stone ballast or pavers, as necessary to expose the system for inspection and/or repair.
7. Firestone's failure to enforce any of the terms or conditions stated herein shall not be construed as a waiver of such provision or of any other terms and conditions of this Limited Warranty.
8. This Limited Warranty shall be governed and construed in accordance with the laws of the State of Indiana without regard to conflict of laws.

FIRESTONE DOES NOT WARRANT PRODUCTS INCORPORATED OR UTILIZED IN THIS INSTALLATION WHICH IT HAS NOT FURNISHED. FIRESTONE SPECIFICALLY DISCLAIMS LIABILITY, UNDER ANY THEORY OF LAW, ARISING OUT OF THE INSTALLATION OR PERFORMANCE OF, OR DAMAGES SUSTAINED BY OR CAUSED BY, PRODUCTS NOT FURNISHED BY FIRESTONE. THIS LIMITED WARRANTY SUPERSEDES AND IS IN LIEU OF ALL OTHER WARRANTIES OR GUARANTEES WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION; WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THIS LIMITED WARRANTY SHALL BE THE OWNER'S SOLE AND EXCLUSIVE REMEDY AGAINST FIRESTONE, AND FIRESTONE SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR OTHER DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR DAMAGE TO THE BUILDING OR ITS CONTENTS OR THE ROOF DECK. THIS LIMITED WARRANTY CANNOT BE AMENDED, ALTERED OR MODIFIED IN ANY WAY EXCEPT IN WRITING SIGNED BY AN AUTHORIZED OFFICER OF FIRESTONE. NO OTHER PERSON HAS ANY AUTHORITY TO BIND FIRESTONE WITH ANY REPRESENTATION OR WARRANTY WHETHER ORAL OR WRITTEN.

FIRESTONE BUILDING PRODUCTS COMPANY

By: ____________

Authorized Signature: ____________ **SAMPLE**

Title: ____________

Firestone

BUILDING ENVELOPE CARE AND MAINTENANCE GUIDE

(Recommendations for Buildings with Firestone Red Shield Limited Warranty)

Congratulations on your purchase of a Firestone Roofing System for your building! Your building is a valuable asset and as such should be properly maintained. All building envelope components require periodic attention to perform as designed and to protect your investment.

1.	The building envelope, including the roof, should be inspected at least twice yearly (in the Spring and Fall), and after any severe storms. Record maintenance procedures as they occur. Log all access times and parties working on the roof.

2.	Although Firestone roofing membranes are designed to accommodate moderate levels of standing water, the weight of standing water, ice or snow on a roof may exceed building structural design loads. As a consequence, good roofing practice suggests that water not be allowed to remain on the roof for more than 48 hours after a rainfall. Roofs should have slope to drain and all drain areas should remain clean. Bag and remove all debris from the roof since such debris can be quickly swept into drains by rain. This will allow for proper water run-off and avoid overloading the roof with standing water.

3.	The Firestone Roofing System should not be exposed to acids, solvents, greases, oil, fats, chemicals and the like. If the Firestone Roofing System is subject to contact with any such materials, contact Firestone immediately.

4.	The Firestone Roofing System is designed to be a waterproofing component — not a traffic-bearing component — of the building envelope. If there is to be roof traffic for any reason, contact Firestone or your Firestone Licensed Applicator for the Installation of acceptable protective walkways.

5.	Although periodic inspection is recommended to assure that building components have not been subjected to unusual forces or conditions, the Firestone Roofing System components do not require maintenance under normal service in order to perform as designed or to keep this Limited Warranty in effect. Surfacings, such as coatings, are sometimes applied to roof membranes for a number of reasons. These surfacings are not covered under the terms of this limited warranty, although they may be covered under a separate agreement.

a)	The application of an approved liquid coating, such as Firestone’s Acrylic Coating System for Asphalt or Aluminum Roof Coating to smooth surfaced APP membranes provides additional protection from the environment. If this coating is not applied as part of the Initial roofing installation, it should be applied within the first five years after the roof is installed to help protect the membrane from surface cracking inherent in such asphalt products. In addition, this coating should be maintained as needed to recover any areas of the coating that have blistered, peeled or worn through.

b)	Granular surfaced APP and SBS membranes do not normally require surface maintenance other than periodic inspection for contaminants (See Item 3.) or damage. If areas of granular loss are discovered during inspection, new granules should be broadcast into hot asphalt or emulsion to protect the surface of the membrane. The application of an approved liquid coating, such as Firestone’s Acrylic Coating System for Asphalt or Aluminum Roof Coating to granular surfaced APP or SBS membranes does provide additional protection from the environment. If this coating is not applied as part of the initial roofing installation, it can be applied later to help protect the membrane. If installed, this coating should be maintained as needed to recover any areas of the coating that have blistered, peeled or worn through.

c)	Gravel surfaced BUR membranes do not normally require surface maintenance other than periodic inspection for contaminants (See Item 3) or damage. If areas of gravel loss are discovered during Inspection, gravel must be reinstalled into hot asphalt to protect the surface of the membrane. Smooth surface BUR membranes must be kept coated using original coating materials for the life of this warranty.

d)	EPDM and other single-ply roofing membranes do not normally require surface maintenance other than periodic inspection for contaminants (See Item 3.) or damage. Occasionally, approved liquid roof coatings, such as Firestone AcryliTop, are applied to the surface of EPDM membranes in order to provide a lighter surface color. Such coatings do not need to be maintained to assure the performance of the underlying EPDM roof membrane, but some maintenance and re-coating may be necessary in order to maintain a uniform surface appearance.

6.	All counterflashing, metal work, drains, skylights, equipment curb and supports, and any other rooftop accessories functioning in conjunction with the Firestone Roofing System must be properly maintained at all times.

7.	If any additional equipment is to be installed on your roof (e.g. HVAC units, TV antennas, etc.), contact Firestone, in writing, for approval before proceeding.

8.	Should there be an addition to the building, requiring tie-in to the existing Firestone Roofing System, contact Firestone before proceeding to ensure the tie-in is in accordance with Firestone specifications.

9.	Should you have a problem:

a.	Check for the obvious: clogged roof drains, loose counterflashings, broken skylights, open grills or vents, broken water pipes.

b.	Note conditions resulting in leakage. Heavy or light rain, wind direction, temperature and time of day that the leak occurs are all-important clues to tracing roof leaks. Note whether the leak stops shortly after each rain or continues to drip until the roof Is dry. If you are prepared with the facts, the diagnosis and repair of the leak can proceed more rapidly.

c.	Contact Firestone Warranty Claims at 1-800-830-5612 immediately…but please don’t call until you are reasonably sure that the Firestone Roofing System is the cause of the leak.

Firestone feels that the preceding recommendations will assist you, the building owner, in maintaining your building for many years. Remember, your building is an investment. To maximize your return on this investment, appropriate care is essential.

310 East 96th St., Indianapolis, IN 46240
1-800-428-4442 — 1-317-575-7000 — Fax 1-317-575-7100 www.firestonebpco.com	01/06 — Item #815 (Replaces 02/04)-01

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE is dated as of November 30, 2007, by and between SHELTON PARROTT ASSOCIATES, L.L.C. (the “Landlord”), and CARA THERAPEUTICS, INC. (the “Tenant”).

WITNESSETH:

WHEREAS, by that certain Lease (as amended, the “Lease”) dated as of September 18, 2006, by and between Landlord and Tenant, Landlord leased to Tenant and Tenant leased from Landlord the Premises as more particularly described and defined in the Lease and which is located at One Parrott Drive, Shelton, Connecticut; and

WHEREAS, the Lease has been amended by a First Amendment to Lease dated September 25, 2006 and by Second Amendment to Lease dated February 15, 2007, and the parties have executed a Commencement Date Agreement dated September 4, 2007 pursuant to which the Rent Commencement Date was confirmed by Landlord and Tenant as October 15, 2007; and

WHEREAS, Landlord and Tenant have agreed to replace “Exhibit B” to the Lease for the purpose of correcting certain arithmetic errors therein.

NOW, THEREFORE, for and consideration of the premises, the sum of $10.00 cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. The Lease is amended by deleting the document attached to the Lease as “Exhibit B” (Schedule of Base Rent) and replacing it with the document attached to this Third Amendment as “Exhibit B”.

2. Except as amended or modified herein, the Lease shall remain in full force and effect and is hereby ratified and confirmed as amended by this Third Amendment to Lease.

3. This Third Amendment to Lease may be executed in multiple counterparts, each of which shall constitute an original but all of which taken together shall constitute but one and the same instrument.

4. This Third Amendment may be executed by facsimile signatures, which the parties agree are to be treated as original signatures for all purposes.

IN WITNESS WHEREOF, this Second Amendment to Lease has been executed on behalf of Landlord and Tenant as of the date first above written.

LANDLORD

SHELTON PARROTT ASSOCIATES, L.L.C.

By:	Cambridge Hanover, L.P.,
Manager

	By:	Cambridge Hanover, Inc.
General Partner

By:
Jonathan P. Garrity
President & CEO

Date:	12/6/07

TENANT

CARA THERAPEUTICS, INC.

By:
	Print Name:	DEREK CHALMERS
	Print Title:	PRESIDENT

Date:	12/3/07

2

EXHIBIT B

Schedule of Base Rent

Lease Year	Premises Base Rent (Per Rentable Sq. Ft.)	Premises Base Rent (Annual)	Base Rent (Monthly)

10/15/07 - 10/14/08	13.50	716,040.00	59,670.00
10/15/08 - 10/14/09	13.91	737,521.20	61,460.10
10/15/09 - 10/14/10	14.32	759,646.84	63,303.90
10/15/10 - 10/14/11	14.75	782,436.25	65,203.02
10/15/11 - 10/14/12	15.19	805,909.34	67,159.11
10/15/12 - 10/14/13	15.65	830,086.62	69,173.89
10/15/13 - 10/14/14	16.12	854,989.22	71,249.10
10/15/14 - 10/14/15	16.60	880,638.90	73,386.58
10/15/15 - 10/14/16	17.10	907,058.07	75,588.17
10/15/16 - 10/13/17	17.61	934,269.81	77,855.82